UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Natus Medical Incorporated

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Natus Medical
Incorporated

2019

Notice of Annual Meeting and Proxy Statement

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

, 2019

Dear Natus Shareholders:

The Natus Board of Directors, management team and more than 2,000 Natus employees invite you to attend our 2019 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at 5995 Pacific Mesa Court, San Diego, California 92121 on June 5, 2019 at 8:00 a.m. (PT).

We have made significant changes to your company since our last shareholder’s meeting. These changes include a new executive management team, a new organization structure, and the appointment of two new directors to the board. The goal of these changes is to further strengthen our market position, provide increased quality and innovation in our products and improve our financial performance. We are very excited about our future opportunities and look forward to reporting our progress in the year ahead.

The attached Notice of 2019 Annual Meeting of Shareholders and Proxy Statement includes further details about the business that will be conducted at our Annual Meeting. Shareholders may also access these materials at the Investor Relations page on our website at www.natus.com.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. We urge you to promptly vote and submit your proxy via the Internet, by phone, or by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you attend the Annual Meeting, you can vote in person even if you previously submitted your proxy.

Sincerely,

Jonathan A. Kennedy
President & Chief Executive Officer

, 2019

Dear Natus Shareholders:

Thank you for your investment in Natus Medical. We are proud to make important products and devices that enhance patient care and the quality of life for people around the world.

It is a privilege to serve as a member of your Board -- and since July 2018, to serve as Board Chairperson. My Board colleagues and I are inspired by the opportunities ahead for Natus and believe that the operational enhancements being deployed this year will result in a stronger and more efficient Natus. We look forward to providing high-quality medical devices and delivering value for all stakeholders for many years to come.

The new Board has worked diligently to develop a robust shareholder engagement program, comprised of proactive and ongoing conversations with our major shareholders. Since the 2018 Annual Shareholders Meeting, management and I have contacted 100% of our top active shareholders, representing more than 80% of our outstanding shares. These shareholder meetings focused on corporate governance practices, executive compensation, board refreshment, risk oversight and the “One Natus” reorganization effort. The feedback and suggestions we received were shared with the full board and were instrumental to the governance and compensation program changes the Board has now approved. Specifically, in response to shareholder feedback and in conjunction with a review of our governance practices, the Board has made or proposed the following:

Governance Changes:
•	Adopted proxy access permitting a shareholder, or group of 20 shareholders, owning 3% of our shares for at least three years to nominate the greater of two directors or 20% of the board.
•	Established share ownership guidelines for executives and directors.
•	Requested declassification of the Board and, as a result, filed a management proposal to do so – more information can be found on page 5.
•	Requested the removal of cumulative voting and, as a result, filed a management proposal to do so – more information can be found on page 7.

Compensation Program Changes:
•	Our long-term incentive equity awards now include a performance-based component.
•	Adopted a clawback policy and stock ownership guidelines.

In addition to revising our governance, your Board of Directors remains committed to ongoing refreshment. As part of this commitment, the Board actively reviews the needs of the company and the skills of our directors to ensure that the Board’s decisions are enriched by a diversity of experiences and perspectives. In February 2019, the Board was pleased to announce the additions of Alice D. Schroeder, former CEO and Chair of WebTuner Corporation, and Thomas J. Sullivan, President and CEO of A&E Medical Corporation. Alice and Tom each bring a wealth of relevant experience, and further enhance the overall skill profile of your Board.

On behalf of the Natus Medical Board of Directors, thank you for your continued support.

Sincerely,

Barbara R. Paul, M.D.
Chairperson of Board

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS AND NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
Date and Time:	Place:
June 5, 2019	5995 Pacific Mesa Court
8:00 a.m.	San Diego, CA 92121

Proposals to be voted on at the 2019 Annual Meeting of Shareholders (the “Annual Meeting”):
Proposal 1.	Amendment to our Restated Certificate of Incorporation to declassify the Board of Directors.
Proposal 2.	Amendment to our Restated Certificate of Incorporation to eliminate cumulative voting.
Proposal 3.
Election of three director nominees named in the attached Proxy Statement to serve until either the 2022 annual meeting (if Proposal 1 is not adopted) or the 2020 annual meeting (if Proposal 1 is adopted) and, in either case, until their respective successors are duly elected and qualified.

Proposal 4.	Approval, on an advisory basis, of the named executive officer compensation disclosed in the attached Proxy Statement.
Proposal 5.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

And any other business that properly comes before the meeting or any adjournment or postponement thereof by or at the direction of the Board of Directors.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Record Date: Shareholders who owned shares of our common stock at the close of business on April 12, 2019, are entitled to attend and vote at the Annual Meeting. A complete list of these shareholders will be available during normal business hours for ten days prior to the Annual Meeting at our corporate headquarters located at 6701 Koll Center Parkway Suite 120, Pleasanton, CA 94566. A shareholder may examine the list for any purpose germane to the Annual Meeting. The list will also be available during the Annual Meeting for inspection by any shareholder present at the Annual Meeting.
Your vote is very important. Please submit your proxy or voting instructions as soon as possible to ensure that your shares will be represented at the Annual Meeting whether or not you expect to attend the Annual Meeting.

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit the website listed on your proxy card or voting instruction form.	BY MAIL Sign, date, and return the enclosed proxy card or voting instruction form.

BY TELEPHONE Call the telephone number on your proxy card or voting instruction form.	IN PERSON Attend the annual meeting in person and vote by ballot.

By Order of the Board of Directors,

Barbara R. Paul, M.D.
Chairperson of the Board of Directors
 , 2019
Important notice regarding the availability of proxy materials for the
2019 Annual Meeting of Shareholders to be held on June 5, 2019:
Our Proxy Statement and 2018 Annual Report to shareholders are available on the Internet at www.proxyvote.com

Natus Medical Incorporated     ●     6701 Koll Center Parkway Suite 120, Pleasanton, CA 94566     ●     www.natus.com

Note Regarding Forward-Looking Statements:
This proxy statement contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will”, “outlook” and similar expressions. Forward-looking statements are based on management's current plans, estimates, assumptions and projections, and speak only as of the date they are made. These forward-looking statements include, without limitation, statements regarding the anticipated timing and benefits of the implementation of the Company’s new “One Natus” organizational structural, the expected benefits of recent and anticipated corporate governance initiatives and the Company’s strategies for driving growth and long-term value for our shareholders. These statements relate to current estimates and assumptions of our management as of the date of this proxy statement and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. The Company's future results could differ materially due to a number of factors, including the ability of the Company to realize the anticipated benefits from the new structure and corporate governance initiatives, its consolidation strategy and recent and anticipated governance initiatives, effects of competition, the Company's ability to successfully integrate and achieve its profitability goals from recent acquisitions, the demand for Natus products and services, the impact of adverse global economic conditions and changing governmental regulations, including foreign exchange rate changes, on the Company's target markets, the Company's ability to expand its sales in international markets, the Company's ability to maintain current sales levels in a mature domestic market, the Company's ability to control costs, risks associated with bringing new products to market, and the Company's ability to fulfill product orders on a timely basis, as well as those factors identified under the heading Item 1A “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Natus disclaims any obligation to update information contained in any forward looking statement, except as required by law.

PROXY SUMMARY
This summary highlights important information you will find in this Proxy Statement regarding Natus and the upcoming Annual Meeting. This summary does not contain all of the information that you should consider. Please carefully review the complete Proxy Statement before you vote.
SHAREHOLDER VOTING PROPOSALS (Page 1)
Proposal			Board’s Voting Recommendation	Annual Meeting of Shareholders
Proposal 1:	Amendment to our Restated Certificate of Incorporation to declassify our Board of Directors	✓	FOR	Date and Time: June 5, 2019 8 a.m. PT Place: 5995 Pacific Mesa Court San Diego, CA 92121 Record Date: April 12, 2019
Proposal 2:	Amendment to our Restated Certificate of Incorporation to eliminate cumulative voting	✓	FOR
Proposal 3:	Election of Directors	✓	FOR each nominee
Proposal 4:	Advisory Vote to Approve Named Executive Officer Compensation	✓	FOR
Proposal 5:	Ratification of Appointment of Independent Registered Public Accounting Firm	✓	FOR

YOUR BOARD OF DIRECTORS (THE “BOARD”) (Page 9)
Your Board is also committed to implementing operational changes designed to support the profitable growth of the Company. We have announced, and are continuing to implement, a new organizational structure that includes recent steps to:
•
Consolidate our Neuro, Newborn Care and Otometrics Business Units into “One Natus”. This initiative creates globally-led operational teams in Sales & Marketing, Manufacturing, R&D, Quality, and General and Administrative functions. The new structure provides for increased transparency, efficiency and cross-functional collaboration across common technologies, processes and customer channels. We expect to implement this new structure throughout 2019.

•
Create New Senior Management Positions. In connection with our organizational redesign, we created new senior management positions in order to better align the skills of our management team to our business and to help us more efficiently and successfully execute our business strategies.

Three of our current directors are standing for election at the Annual Meeting. The following chart provides key information on each of our current directors.
				Committee Membership
Directors(1)	Year Appointed or Elected	Independent	Age	Audit Committee	Nominating & Governance Committee	Compensation Committee	Compliance & Quality Committee	Other Public Company Boards
Jonathan A. Kennedy	2018	No	48					1
President & Chief Executive Officer, Natus Medical Incorporated
Alice D. Schroeder*	2019	Yes	62	✓	✓C		✓	2
Former Chair & Chief Executive Officer, WebTuner
Thomas J. Sullivan*	2019	Yes	55	✓		✓C		0
President & Chief Executive Officer, A&E Medical Corporation

Natus Medical Incorporated | 2019 Proxy Statement	i

Barbara R. Paul, M.D.	2016	Yes	65				✓	1
Former Chief Medical Officer, Community Health Systems, Inc.
Kenneth E. Ludlum*	2002	Yes	65	✓C		✓		0
Former Chief Financial Officer, CareDx, Inc.
Lisa W. Heine	2018	Yes	55		✓		✓C	1
President & Chief Executive Officer, Precardia, Inc.
Joshua H. Levine	2018	Yes	60		✓	✓		1
President & Chief Executive Officer, Accuray Inc.
*	Denotes an audit committee financial expert.
C	Indicates a Chairperson role on the committee.
(1)	Mr. Robert A. Gunst will not be standing for reelection at our Annual Meeting and is retiring from our Board. He will no longer serve on our Board following the Annual Meeting.

Assuming the election of each of our director nominees, the following charts highlight our Board composition following the 2019 Annual Meeting:
CORPORATE GOVERNANCE HIGHLIGHTS
Natus believes that good corporate governance practices are essential to fostering shareholder relations and creating shareholder value.
WHAT WE DO
✓
Proxy access rights added to the Natus Bylaws in 2018 to permit a Natus shareholder (or a group of up to 20 of our shareholders), owning at least 3% of our outstanding shares of common stock continuously for at least three years, to nominate up to the greater of two directors or 20% of the members of our Board for inclusion in our proxy statement.

✓	Special shareholders meetings can be called by shareholders owning a sufficient percentage of our outstanding voting shares.
✓	Independent Board with seven of our eight current directors meeting independence requirements (all but our Chief Executive Officer).
✓	Regular executive sessions of independent directors.
✓	Senior management succession planning considered annually or as requested by the Board.
✓	Active shareholder engagement throughout the year. Since our annual meeting in 2018, we have contacted our largest shareholders representing more than 80% of our outstanding shares.
✓	Regular board refreshment with five of seven of our current independent directors joining the Board in the past three years.
✓	Annual Board and committee self-assessments.

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✓	“Clawback” policy for performance-based compensation.
✓	Achieved gender equality on our Board. An equal mix of men and women will serve as independent directors on the Board following the Annual Meeting.
✓	Established Stock Ownership Guidelines for Directors and Executives.
✓	Independent Board Chair. Dr. Barbara Paul has served as Board Chair since June 2018 and has been heavily involved in the Company’s shareholder engagement process.
✓	No overboarding. Each of our independent directors serves on no more than two other public company boards and our CEO serves on only one outside public company Board.

WHAT WE DON’T DO
✗	No shareholder rights plan (“poison pill”).
✗	No supermajority voting provisions in the Company’s organizational documents.
✗	Classified board. If Proposal 1 is approved at our Annual Meeting, we will declassify the Board.
✗	Cumulative voting. If Proposal 2 is approved at our Annual Meeting, we will eliminate the ability of shareholders to exercise cumulative voting in future director elections.

COMMITMENT TO SHAREHOLDER ENGAGEMENT
Our Board and senior management are committed to engaging with our shareholders. Throughout the year, members of our senior management discuss our business, corporate governance and financial results with current and prospective shareholders. The feedback we collect from these discussions is shared with the Board and its committees and is incorporated into our decision-making processes. Since our annual meeting in 2018, we have contacted our largest shareholders representing more than 80% of our outstanding shares.
Recent Governance Enhancements
We are committed to strengthening our corporate governance practices and responding to our shareholders’ feedback. Over the last year, based on feedback provided during meetings with our shareholders and the Board’s consideration of best practices, we:
•
Amended our Bylaws to implement proxy access. The new proxy access provision allows a qualifying shareholder, or group of up to 20 qualifying shareholders, to nominate and include in our proxy materials up to two director nominees (or 20% of the Board, if greater). We believe this provides a meaningful opportunity for our shareholders to nominate directors for our Board and further increases the accountability of our Board to existing shareholders, without the cost and distraction of a contested election.

•
Included Proposal 1 in this Proxy Statement to end the use of a classified board. We believe that the phasing out of the classified board and the annual election of all of our directors by 2021 will increase accountability to our shareholders. See “Proposal 1 – Amendment to our Restated Certificate of Incorporation to declassify our Board” for additional details.

•
Included Proposal 2 in this Proxy Statement to eliminate cumulative voting. We believe it is in the best interest of Natus and its shareholders to eliminate cumulative voting given that, when coupled with our majority voting standards, shareholders who exercise their cumulative voting rights may unintentionally cause the failed election of an otherwise qualified director for whom shareholders do not cumulate votes. See “Proposal 2 – Amendment to our Restated Certificate of Incorporation to eliminate cumulative voting” for additional details.

•
Refreshed our Board with the addition of two new independent directors in February 2019. We are committed to the regular evaluation of our Board composition and Board refreshment. Five of our eight current directors have joined the Natus board in the past year. These actions are part of Natus’ ongoing board refreshment process on behalf of shareholders designed to build a board with the best mix of skills, expertise and experience to support the Natus management team in shareholder value creation.

Natus Medical Incorporated | 2019 Proxy Statement	iii

EXECUTIVE COMPENSATION (Page 27)
Summary
Natus is a leading provider of medical devices and services used for the screening, treatment and monitoring of common medical conditions in newborn care, hearing, balance impairment, neurological dysfunction, neurosurgery and sleep disorders. Our executive compensation program is designed to:
•	attract and retain individuals with the skills and performance needed to achieve our business objectives;
•	competitively reward and incentivize individuals over time; and
•	align the short and long-term compensation of those individuals with the Company’s performance.
Compensation Program Highlights (Page 28)
Our Compensation Committee believes that the most effective executive compensation program is one that is designed to reward achievement and that aligns executives’ interests with those of shareholders by rewarding performance, with the ultimate objective of improving shareholder value.
WHAT WE DO
✓
Link Pay to Performance. Annual bonus payouts are based on the achievement of challenging operating and financial performance goals and Performance Stock Units (PSUs) granted to our Chief Executive Officer and Chief Financial Officer are eligible to be earned and vest based on our relative total shareholder return (TSR) as compared to a pre-established comparator group of companies. To further link compensation paid to performance attained, we implemented Market Stock Units (MSUs) and PSUs as part of our executive compensation program for annual equity awards made to all executive officers in 2019, as described in further detail on page 29.  No annual bonuses were paid to our current executive officers for 2018 (or 2017) performance due to our failure to achieve the performance goals set by our Compensation Committee.

✓
Maintain Executive Stock Ownership Guidelines. Our named executive officers are subject to stock ownership guidelines that, following completion of a five-year phase-in period, will require them to hold shares of our common stock having a value ranging from 1.0x to 5.0x their annual base salary.

✓	Subject Incentive Compensation to our Clawback Policy. In 2019 we adopted a claw-back policy covering annual and long-term incentive compensation paid to our executive officers.
✓	Engage an Independent Compensation Consultant. Our Compensation Committee engages an independent compensation consultant to provide peer group analysis and market data.
WHAT WE DON’T DO
✗	Provide Excise Tax Gross-Ups. None of our named executive officers or other employees is entitled to a gross-up for any excise taxes on change in control-related compensation.
✗	Reprice Stock Options without Shareholder Consent. We are not permitted to reprice stock options without shareholder consent under our 2011 Stock Awards Plan.
✗	Provide Pension or Deferred Compensation Benefits. We do not maintain any defined benefit pension or deferred compensation plans.
✗
Pay Excessive Compensation. Beginning in 2019, we have targeted the total direct compensation (base salary, target annual bonus and target long-term equity awards) for our NEOs at the 50th percentile of the market.

✗	Provide Excessive Perquisites or Personal Benefits. We generally do not provide perquisites or personal benefits to our named executive officers.

iv	Natus Medical Incorporated | 2019 Proxy Statement

NATUS MEDICAL INCORPORATED

PROXY STATEMENT FOR THE
2019 ANNUAL MEETING OF SHAREHOLDERS
GENERAL MEETING AND VOTING INFORMATION
Our Board is soliciting your proxy for use at the Annual Meeting to be held at 8:00 a.m. PT, on June 5, 2019, at 5995 Pacific Mesa Court, San Diego, CA 92121.
Unless the context otherwise requires, references in this Proxy Statement to “Natus,” the “Company,” “our,” “we,” “us,” and similar terms refer to Natus Medical Incorporated, a Delaware corporation.
Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Shareholders to be Held on June 5, 2019
In accordance with U.S. Securities and Exchange Commission (“SEC”) rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and 2018 Annual Report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient, less costly and helps in conserving natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.
The Notice and the Proxy Materials are first being made available to shareholders on the date of the notice of meeting.
Voting Proposals and Recommendations
The items of business scheduled to be voted on at the Annual Meeting and our Board’s recommendation on each item are as follows:
Proposal		Our Board’s Recommendation
Proposal 1.	Amendment to our Restated Certificate of Incorporation to declassify our Board	✔ FOR
Proposal 2.	Amendment to our Restated Certificate of Incorporation to eliminate cumulative voting	✔ FOR
Proposal 3.	Election of Directors	✔ FOR each nominee
Proposal 4.	Advisory Vote to Approve Named Executive Officer Compensation	✔ FOR
Proposal 5.	Ratification of Appointment of Independent Registered Public Accounting Firm	✔ FOR

Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. However, if other business properly comes before the Annual Meeting or any postponement or adjournment thereof by or at the direction of our Board, our shareholders will be asked to consider and transact such other business.
Record Date and Shareholders List
The Board has fixed the close of business on April 12, 2019 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. A list of shareholders of record entitled to vote at the Annual Meeting will be available for inspection by any shareholder, for any purpose germane to the meeting, during normal business hours, for a period of ten days prior to the meeting, at our corporate headquarters located at 6701 Koll Center Parkway Suite 120, Pleasanton, CA 94566. The list will also be made available during the Annual Meeting for inspection by any shareholder present at the meeting.

1	Natus Medical Incorporated | 2019 Proxy Statement

GENERAL MEETING AND VOTING INFORMATION

Eligibility to Vote
You are entitled to vote your shares at the Annual Meeting if our records show that you held your shares as of the record date, April 12, 2019. At the close of business on that date,     shares of our common stock were outstanding and entitled to vote at the Annual Meeting. We have no other class of voting securities outstanding. Each shareholder is entitled to one vote per share on each proposal to be voted upon at the Annual Meeting.
How to Vote
You may hold Natus’ shares in multiple accounts and therefore receive more than one proxy card or voting instruction form and related materials. Please vote EACH proxy card and voting instruction form that you receive.
Shares Held of Record. If you hold your shares in your own name as a holder of record with our transfer agent, Wells Fargo Shareowner Services, you may authorize that your shares be voted at the Annual Meeting in one of the following ways:
By Internet	•	If you received a Notice or a printed copy of the Proxy Materials, follow the instructions in the Notice or on the proxy card.
By Telephone	•	If you received a printed copy of the Proxy Materials, follow the instructions on the proxy card.
By Mail	•	If you received a printed copy of the Proxy Materials, complete, sign, date, and mail your proxy card in the enclosed, postage-prepaid envelope.
In Person	•	You may also vote in person if you attend the Annual Meeting.
Shares Held in Street Name. If your shares are held in a brokerage account or by another nominee you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or other nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please submit your proxy promptly by the Internet or phone or by completing, dating, signing and returning the enclosed proxy card as promptly as possible in the accompanying reply envelope. If your shares are held in street name by a broker, trustee or other nominee and you do not instruct this nominee how to vote your shares, your shares will not be voted on any matter other than approval of appointment of our independent accountants.
Broker Voting
Brokers holding shares of record for their customers are entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 5), without instructions from the beneficial owner of those shares. However, these brokers are generally not entitled to vote on certain non-routine matters, including the election of directors, amendments to our Restated Certificate of Incorporation and matters relating to equity compensation plans or executive compensation, unless their customers submit voting instructions. If you hold your shares in street name through a broker and the broker does not receive your voting instructions, the broker will not be permitted to vote your shares in its discretion on any of the proposals at the Annual Meeting other than the proposal to ratify the appointment of KPMG LLP (Proposal 5).
If you are a beneficial owner and do not provide your broker or other shareholder of record with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (i) has not received voting instructions from the beneficial owner and (ii) lacks discretionary voting power to vote those shares with respect to that particular proposal.
How Many Votes
You are entitled to one vote for each of our common shares that you owned on the record date. The accompanying Proxy Card indicates the number of shares that you owned on the record date.
The Board has submitted Proposal 2 included in this Proxy Statement to be voted upon by shareholders at the Annual Meeting to eliminate cumulative voting by shareholders in director elections. If Proposal 2 is approved at the Annual Meeting, a Certificate of Amendment will be immediately filed with the State of Delaware such that cumulative voting will no longer be available to our shareholders at the time of the vote on Proposal 3 for the election of directors.
If Proposal 2 is not approved by our shareholders at the Annual Meeting, shareholders will have the right to request cumulative voting for the election of directors at the Annual Meeting. This means that each shareholder will be able to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of common shares owned by such shareholder, or to distribute the shareholder’s votes on the same principle among two or more candidates, as the shareholder

2	Natus Medical Incorporated | 2019 Proxy Statement

GENERAL MEETING AND VOTING INFORMATION

may elect. If voting for the election of Directors is cumulative, the persons named in the accompanying Proxy Card will vote the common shares represented by proxies given to them in such manner so as to elect as many of the nominees named in this Proxy Statement as possible.
Voting Deadline
If you are a shareholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. ET on June 4, 2019, the day before the Annual Meeting, in order for your shares to be voted at the Annual Meeting. If you are a shareholder of record and you received a printed copy of the Proxy Materials, you may instead mark, sign, date and return the enclosed proxy card, which must be received before the polls close at the Annual Meeting.
If you hold your shares in street name through a broker, bank or other nominee, please follow the instructions provided by the broker, bank or other nominee who holds your shares.
Appointment of Proxies
The Board has appointed Jonathan A. Kennedy, President and Chief Executive Officer of the Company and Drew Davies, Executive Vice President and Chief Financial Officer to serve as proxy holders to vote your shares according to the instructions you submit. If you properly submit a proxy but do not indicate how you want your shares to be voted on one or more items, your shares will be voted in accordance with the recommendations of our Board as set forth above under “Voting Proposals and the Recommendations of the Board.” With respect to any other matter properly presented at the Annual Meeting, or any adjournment or postponement thereof, your proxy, if properly submitted, gives authority to the proxy holders to vote your shares on such matter in accordance with their best judgment.
Revocation of Your Proxy
You may change your vote at any time prior to the vote at the Annual Meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes your earlier proxy), by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee, or, if you have obtained a legal proxy from your broker, trustee or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.
Any change to your proxy or voting instructions that is provided by telephone or the Internet must be submitted by 11:59 p.m. ET on June 4, 2019.
Quorum
Holders of a majority of shares of our common stock issued and outstanding and entitled to vote as of the record date must be present in person or represented by proxy to meet the quorum requirement pursuant to our Bylaws for holding the Annual Meeting and transacting business. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.
Required Vote for Each Proposal
The following summary describes the vote required to approve each of the proposals at the Annual Meeting.
Voting Item		Vote Standard	Treatment of Abstentions and Broker Non-Votes
Proposal 1.	Amendment to our Restated Certificate of Incorporation to declassify our Board	Majority of our outstanding shares	Abstentions and broker non-votes will have the effect of votes “against”
Proposal 2.	Amendment to our Restated Certificate of Incorporation to eliminate cumulative voting	Majority of our outstanding shares	Abstentions and broker non-votes will have the effect of votes “against”
Proposal 3.	Election of Directors	Majority of votes cast (“for” votes must exceed the number of “against” votes in an uncontested director election)	Abstentions and broker non-votes not counted as votes cast (only “for” and “against” votes are counted)
Proposal 4.	Executive Compensation (Advisory)	Majority of shares represented at the Annual Meeting and entitled to vote thereat	Abstentions and broker non-votes will have the effect of votes “against”

Natus Medical Incorporated | 2019 Proxy Statement	3

GENERAL MEETING AND VOTING INFORMATION

Voting Item		Vote Standard	Treatment of Abstentions and Broker Non-Votes
Proposal 5.	Ratification of Independent Registered Public Accounting Firm	Majority of shares represented at the Annual Meeting and entitled to vote thereat	Abstentions will have the effect of votes “against”; broker non-votes will have no effect

Proxy Solicitation Costs
Natus is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees who will not receive any additional compensation for such solicitation activities. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to shareholders.

4	Natus Medical Incorporated | 2019 Proxy Statement

PROPOSAL 1 - AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION
PROPOSAL 1 – AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD
Natus is seeking approval to amend its Restated Certificate of Incorporation, as amended to date (the “Restated Certificate of Incorporation”), in order to phase out the classified board structure. The vote required to approve this Proposal 1 is the affirmative vote of the holders of at least a majority of the issued and outstanding shares of our common stock.
BACKGROUND
In 2018, the Board announced its commitment to taking certain actions to strengthen the corporate governance practices of Natus, including seeking shareholder approval of an amendment to its Restated Certificate of Incorporation to declassify the Board.
Declassify the Board
Our Restated Certificate of Incorporation provides that the Board shall be divided into three classes. Directors in each class are elected every three years to three-year terms, with the term of one class expiring at each annual meeting. Currently, two classes contain two directors each and one class contains four directors as a result of two new director appointments to that class made in February 2019 (one member of this class is not standing for election in 2019, bringing the size of this class to three persons). Our classified board structure has been in place since we became public in 2001.
Our Nominating & Governance Committee regularly considers a broad range of corporate governance issues and is committed to adopting governance practices that are beneficial to Natus Medical Incorporated and our shareholders. We recognize that in recent years there has been an increased interest in the elimination of classified boards at public companies as a means to improve the accountability of such boards.
If Proposal 1 is approved, the three director nominees standing for election at our 2019 annual meeting will stand for election for one-year terms expiring in 2020. At our 2020 annual meeting, we would expect the directors elected at the 2019 annual meeting and the directors with terms expiring at the 2020 annual meeting (currently expected to be five directors) to stand for election for one-year terms expiring in 2021.
If Proposal 1 is approved, the term of office for each director elected at the 2021 annual meeting and thereafter will expire at the next annual meeting of shareholders and until their successors are elected and qualified or until their earlier death, resignation, removal or disqualification. Furthermore, if Proposal 1 is approved, if there is a vacancy in the Board, because the number of directors is increased or otherwise, at or following the 2019 Annual Meeting, any director elected or appointed to fill such vacancy will hold office for a term expiring at the next annual meeting. If Proposal 1 is approved, beginning with our 2021 annual meeting, all directors, regardless of their original term of office, would stand for election every year for a term of one year. If Proposal 1 is not approved, the Board will remain classified.
The table below summarizes the implementation of the declassification of the Board pursuant to the proposed amendment:
Annual Meeting Year	Number of Directors Expected to be Up for Election	Length of Term for Directors Elected	Year that Term Would Expire
2019	3	One Year	2020
2020	5	One Year	2021
2021 and thereafter	All	Annual Election	One year later
VOTE REQUIRED
If a quorum is present, the vote required to approve this Proposal 1 to declassify the board is at least a majority of all of the issued and outstanding shares of common stock whether or not represented in person or by proxy at the Annual Meeting.
THE PROPOSED AMENDMENT
This general description of Proposal 1 is qualified in its entirety by reference to the text of the amendment set forth in this Proposal for the declassification of the Board. Additions are indicated by red underlined text and deletions are indicated by strike-outs. If Proposal 1 is approved by shareholders, it will become effective upon the filing of a Certificate of Amendment with the State of Delaware, which Natus Medical Incorporated would intend to file promptly following the shareholder vote on Proposals 1 and 2 during the Annual Meeting. The Board would also adopt corresponding amendments to our Bylaws. If Proposal 1 is not

5	Natus Medical Incorporated | 2019 Proxy Statement

approved, the Restated Certificate of Incorporation and our Bylaws will continue to allow for the Board to be classified, with directors elected for three year terms to succeed the directors of the class whose terms expire at each annual meeting.
Article Fifth will be amended as follows if our shareholders vote to approve this Proposal 1 (with the following language not reflecting any amendments effected pursuant to Proposal 2):
FIFTH: ~~“Qualified Public Offering” as used in this Certificate of Incorporation shall mean the corporation’s initial firm commitment underwritten public offering pursuant to an effective registration under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public~~.  For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that~~, effective upon the closing of a Qualified Public Offering~~:
1.            The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.
~~The Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first~~ Subject to the rights of the holders of any series of Preferred Stock, commencing with the 2019 annual meeting of stockholders, each director ~~following the date hereof, the term of office of the Class I directors~~ shall be elected for a term expir~~e~~ing ~~and Class I directors shall be elected for a full term of three years. At the second~~ at the next succeeding annual meeting of stockholders ~~following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting~~; provided, however, that any director elected or appointed prior to the 2019 annual meeting of stockholders shall complete the term to which such director has been elected or appointed. Each holder of voting stock or of any class or series thereof shall be entitled to cumulative voting rights as to the directors to be elected by each series or class or the combined classes in accordance with the provisions of Section 214 of the Delaware General Corporation Law.
Subject to the rights of the holders of any series of Preferred Stock, ~~N~~notwithstanding the foregoing provisions of this Article FIFTH, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Subject to the rights of the holders of any series of Preferred Stock, ~~A~~any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the '"Voting Stock”) voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock, ~~N~~newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next succeeding annual meeting of stockholders and shall serve ~~for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and~~ until such director’s successor shall have been elected and qualified.
THE BOARD RECOMMENDS A VOTE “FOR” AMENDING OUR RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD

6	Natus Medical Incorporated | 2019 Proxy Statement

PROPOSAL 2 - AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION
PROPOSAL 2 – AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING
Additionally, Natus is seeking approval to amend its Restated Certificate of Incorporation in order to eliminate cumulative voting in the election of directors. The vote required to approve this Proposal 2 is the affirmative vote of the holders of at least a majority of the issued and outstanding shares of our common stock.
BACKGROUND
In 2018, the Board announced its commitment to taking certain actions to strengthen the corporate governance practices of Natus, including seeking shareholder approval of an amendment to its Restated Certificate of Incorporation to eliminate cumulative voting.
Eliminate Cumulative Voting of Directors
Cumulative voting, which our Restated Certificate of Incorporation currently permits, enables a shareholder to “cumulate” their voting power in favor of the election of one or more director nominees. Cumulative voting allows a shareholder to cast a number of votes for a single nominee, or among fewer than all nominees, equal to the number of shares the shareholder holds multiplied by the number of directors to be elected. Our Amended and Restated Bylaws (our “Bylaws”) provide that in uncontested elections, directors are elected if the votes cast “for” the nominee exceed the votes “against” such nominee’s election. Accordingly, the use of cumulative voting rights can permit one or more directors to be elected based on the votes of a minority of shareholders casting votes in the election. By allowing shareholders to cast multiple votes for a single or few nominees, instead of voting separately on each nominee, cumulative voting can result in the election of a board member who has not been supported by the holders of a majority of the shares voting on the election of directors.
The Board believes that maintaining cumulative voting in our corporate governance structure is problematic for a number of reasons. Cumulative voting provides an unusual mechanism through which a minority shareholder with relatively large holdings can elect a director nominee without the support of majority shareholders. Natus wishes to establish procedures through which all shareholders, including minority shareholders, can share their opinions and actively participate in elections without giving a minority shareholder the ability to have a disproportionate influence over the election of directors. These special-interest shareholders (or small groups of such shareholders) could cumulate their votes to elect specific directors who otherwise would not be elected. Such directors may be focused on the special agendas of those who cumulated votes to elect them and may not align with the views of a majority of our shareholders. Further, a system in which shareholders can cast one vote per share for each director nominee is the prevailing election standard among large U.S. public companies. Very few large publicly traded companies provide for cumulative voting.
We recently adopted proxy access procedures for director elections at annual meetings. The Board believes that cumulative voting is incompatible with proxy access. Proxy access is intended to give individuals or shareholder groups an ability to influence director elections by including nominees in our proxy materials. When coupled with cumulative voting, substantial shareholders can direct all or a large percentage of their votes toward just one director’s seat, which could result in the election of a director that does not represent the views of many of our shareholders. Consequently, eliminating cumulative voting will help ensure that only those nominees with broad shareholder support will ultimately be elected to the Board.
Both management and the Board view this proposal to eliminate cumulative voting as an appropriate balancing measure in view of the annual election of Natus Medical Incorporated’s directors (assuming the adoption of Proposal 1), the recently adopted proxy access provisions and the director majority voting standard. Therefore, the Board believes that it is in the best interests of Natus Medical Incorporated and its shareholders to eliminate cumulative voting.
This proposal to eliminate cumulative voting is not in response to any shareholder effort of which we are aware to remove any directors or otherwise gain representation on the Board, to accumulate our common shares, or to obtain control of the Company or the Board by means of a solicitation in opposition to management or otherwise.
VOTE REQUIRED
If a quorum is present, the vote required to approve this Proposal 2 to eliminate cumulative voting is at least a majority of all of the issued and outstanding shares of common stock whether or not represented in person or by proxy at the Annual Meeting.
THE PROPOSED AMENDMENT
This general description of Proposal 2 is qualified in its entirety by reference to the text of the amendment set forth in this Proposal to eliminate cumulative voting. Additions are indicated by red underlined text and deletions are indicated by strike-outs. If Proposal 2 is approved by shareholders, it will become effective upon the filing of a Certificate of Amendment with the State

Natus Medical Incorporated | 2019 Proxy Statement	7

of Delaware, which Natus Medical Incorporated would intend to file promptly following the shareholder vote on Proposals 1 and 2 during the Annual Meeting. The Board would also adopt corresponding amendments to our Bylaws. Cumulative voting would not be permitted in elections of directors thereafter. If Proposal 2 is not approved, the Restated Certificate of Incorporation and our Bylaws will continue to allow for cumulative voting.
Section 1 of Article Fifth will be amended as follows if our shareholders vote to approve this Proposal 2 (with the following language not reflecting any amendments effected pursuant to Proposal 1):
The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.
The Board of Directors shall be divided into three classes designated as Class l, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date hereof, the term of office of the Class I directors shall expire and Class 1 directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date hereof, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date hereof, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. ~~Each holder of voting stock or of any class or series thereof shall be entitled to cumulative voting rights as to the directors to be elected by each series or class or the combined classes in accordance with the provisions of Section 214 of the Delaware General Corporation Law.~~ Subject to the rights of the holders of any series of Preferred Stock, no holder of voting stock or of any class or series thereof shall have the right to cumulate the voting power of such stock in the election of directors.
Notwithstanding the foregoing provisions of this Article FIFTH, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the '"Voting Stock”) voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.
THE BOARD RECOMMENDS A VOTE “FOR” AMENDING OUR RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING

8	Natus Medical Incorporated | 2019 Proxy Statement

PROPOSAL 3 - ELECTION OF DIRECTORS
PROPOSAL 3 – ELECTION OF DIRECTORS
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR

General. Our Board currently consists of eight directors forming three classes of directors. Three directors will be standing for election at the Annual Meeting. If our shareholders, holding at least a majority of our outstanding shares, vote to approve Proposal 1, any director elected at and after the Annual Meeting will serve for one-year terms, but any directors elected prior to the Annual Meeting will continue to serve for the remainder of the term for which they were elected.
See “Proposal 1 - Amendment to our Restated Certificate of Incorporation to declassify our Board” for additional details on the Proposal to declassify our Board.
Since the annual meeting of our shareholders in 2018, our Board composition has undergone significant changes.
•	The Board appointed Barbara R. Paul, M.D., who has served as an independent director on our Board since 2016, as Chairperson of the Board.
•	The Board appointed Jonathan A. Kennedy as a director following the resignation of James B. Hawkins, our former Chief Executive Officer, President and director.
•	Lisa W. Heine and Joshua H. Levine were both appointed as new members of the Board in 2018 following the results of the director election at our annual shareholder meeting in 2018.
•	In February 2019, two new board seats were created, and Alice D. Schroeder and Thomas J. Sullivan were appointed as new directors by our Board.
Each of our directors brings a unique perspective to our Board. For example, Dr. Paul brings the perspective of a physician to the Board and also brings insight into quality measures and reporting, as well as federal government regulation of hospital-practitioner relationships. Mr. Levine has a strong track record of creating and unlocking strategic value for the companies he has led, and Ms. Heine is a medical device industry veteran with a strong track record and expertise in regulatory affairs that spans 20+ years. Additionally, Ms. Schroeder brings decades of Wall Street experience, and Mr. Sullivan further enhances our Board through his expertise in managing medical device companies. Finally, Mr. Ludlum brings many years of experience in the financial aspects of the medical device business.
The Board has nominated Jonathan A. Kennedy, Alice D. Schroeder and Thomas J. Sullivan for election to the Board, to serve until the 2020 annual meeting of shareholders (assuming Proposal 1 is adopted) or the 2022 annual meeting of shareholders (assuming Proposal 1 is not adopted) and, in each case, until their respective successors are elected and qualified, or until their earlier resignation or removal. In an uncontested election, our Bylaws require directors to be elected by the majority of the votes cast with respect to such director. This means that the number of shares voted “For” a director must exceed the number of votes “Against” that director. Under our Board Governance Guidelines, any director who fails to receive at least a majority of the votes cast in an uncontested election must tender his or her resignation to our Board. Our Nominating & Governance Committee would then evaluate the tendered resignation and make a recommendation to our Board within 90 days from the date the election results are certified whether to accept the resignation. Our Board will consider such recommendation promptly and publicly disclose its decision with respect to such resignation. The director who tenders his or her resignation will not participate in our Board’s decision. If a nominee who was not already serving as a director does not receive at least a majority of the votes cast for such director at the annual meeting that nominee will not become a director.
There are no family relationships among our executive officers and directors.
Policy for Director Recommendations and Nominations.  Listed below are the minimum qualifications that the Nominating & Governance Committee believes must be met by all Board nominees:
•
Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They must also have an inquisitive and objective perspective, practical wisdom, and mature judgment. We endeavor to have a Board representing diverse experience at policy-making levels in business, health care, and technology, and in areas that are relevant to our global activities;

•
Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Directors should not serve on more than four other boards of public companies in addition to the Natus Board; and

Natus Medical Incorporated | 2019 Proxy Statement	9

•
Director nominees must have demonstrated a history of good business judgment and possess financial and governance literacy. They must have the experience and the value-adding temperament to be good independent directors of a public company.

The following are specific qualities or skills that the Nominating & Governance Committee believes are necessary for one or more of the Company’s directors to possess:
•	Experience as an independent director of a publicly-traded company;
•	Proven ability to understand the dynamic between management and Board members, and to effectively manage that dynamic for the benefit of the Company;
•	Experience with Wall Street, transactions, and managing operations; and
•	Some understanding of the medical device market.
Members of the Nominating & Governance Committee will use their professional contacts to identify nominees. If necessary, outside recruiters will also be used. The Chair of the Nominating & Governance Committee will collect and organize the data on potential nominees, and with the help of the Secretary of the Company will undertake initial due diligence evaluation into nominee qualifications and background. Members of the Nominating & Governance Committee, as well as other members of the Board, will interview those candidates that are nominated by the Committee. The full Board votes to approve nominees after considering the recommendation of the Nominating & Governance Committee. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating & Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, diversity of thought, and expertise to oversee our business.
The Nominating & Governance Committee will consider qualified candidates for director nominees suggested by the Company’s shareholders. Shareholders can suggest qualified candidates for director nominees by writing to BoardofDirectors@natus.com; or mail to the Chair of our Nominating & Governance Committee, or to our Chairman of the Board, care of: Corporate Secretary, 6701 Koll Center Parkway Suite 120, Pleasanton, CA 94566. Submissions received that meet the criteria described above are forwarded to the Nominating & Governance Committee for further review and consideration. The Nominating & Governance Committee does not intend to evaluate candidates proposed by shareholders any differently than other candidates.
Assuming the election of each of our director nominees, the following charts highlight the Board composition following the 2019 Annual Meeting:
Skills and Qualifications of Our Directors
Medical Technology Industry Experience	Strategic Business Development	Corporate Governance
Regulatory and Compliance	Senior Leadership	Operations Management
Innovation/Technology	Finance and Financial Industry	Financial Reporting
Mergers and Acquisitions	Risk Management	Research and Development

10	Natus Medical Incorporated | 2019 Proxy Statement

The following matrix highlights our current Board’s diverse range of qualifications and skills*:

Board Members		Barbara R. Paul, M.D. Chair of the Board Former Chief Medical Officer, Community Health Systems, Inc.	Jonathan A. Kennedy CEO Natus Medical Inc.	Lisa W. Heine President & CEO PreCardia Inc.	Joshua H. Levin CEO, Accuray, Inc.	Kenneth E. Ludlum Former CFO, CareDX Inc.	Alice D. Schroeder Chair & CEO, WebTuner Corp	Thomas J. Sullivan CEO, A&E Medical Corporation
DEMOGRAPHICS	Start Date	2016	2018	2018	2018	2002	2019	2019
	Age	65	48	55	60	65	62	55
	Gender	F	M	F	M	M	F	M
GENERAL	Concurrent fulltime position		✓	✓	✓			✓
	Other Public Co. Board Exp.	✓	✓	✓	✓	✓	✓	✓
BUSINESS	Public Co. CEO		✓		✓			✓
	Global		✓	✓	✓		✓	✓
	Commercial Operations		✓	✓	✓	✓		✓
	Regulatory / Govt. Affairs	✓		✓			✓
FINANCE	Finance / Accounting		✓			✓	✓
	Public Co. CFO		✓			✓
	M&A		✓		✓	✓		✓
	Risk						✓	✓
	R&D							✓
HEATHCARE	Physician	✓
	Payor	✓
	Compliance	✓			✓		✓	✓
	Providers	✓					✓
TECHNOLOGY	High Tech		✓				✓
	Medtech		✓	✓	✓	✓		✓
	Biotech					✓
* This matrix does not include Robert A. Gunst as Mr. Gunst will not be standing for reelection at our Annual Meeting and is retiring from our Board. He will no longer serve on our Board following the Annual Meeting.

Natus Medical Incorporated | 2019 Proxy Statement	11

BIOGRAPHIES OF DIRECTORS STANDING FOR ELECTION
Jonathan A. Kennedy Age: 48 Director Since: 2018
Select Professional Experience and Highlights
•	Natus Medical Incorporated
–	President & Chief Executive Officer since 2018
–	Member of the Board since 2018
–	Executive Vice President & Chief Financial Officer from 2016 to 2018
–	Senior Vice President & Chief Financial Officer from 2013 to 2016
•	Intersil Corporation
–	Senior Vice President & Chief Financial Officer from 2009 to 2013
–	Corporate Controller from 2005 to 2009
–	Director of Finance from 2004 to 2005

Other Current Public Company Directorships
•	IRadimed Corporation
–	Member of the Board of Directors since 2016
–	Member of the Audit Committee since 2016
–	Member of the Compensation Committee since 2016
Education and Other Certifications
•	M.S. Accounting, University of Central Florida
•	B.S. Business Administration, University of Central Florida

Select Qualifications and Skills
Mr. Kennedy has a deep understanding of Natus’ business operations, which he’s developed through his role as our Chief Executive Officer and, previously, as our Chief Financial Officer. He has diverse experience leading both technology and medical device companies, spearing heading acquisition integration efforts and developing and implementing cost reduction initiatives on an international scale.

12	Natus Medical Incorporated | 2019 Proxy Statement

Alice D. Schroeder Age: 62 Director Since: 2019 Natus Board Roles: • Chair of the Nominating & Governance Committee • Audit Committee Member • Compliance & Quality Committee Member
Select Professional Experience and Highlights
•	Natus Medical Incorporated
–	Member of the Board since February 2019
•	WebTuner Corp.
–	Chief Executive Officer from 2014 to 2017
–	Chair of the Board of Directors from 2014 to 2017
•	Bank of America Merrill Lynch International
–	Member of the Board of Directors from 2016 to 2018
–	Chair of the Audit Committee from 2016 to 2018
–	Member of the Nominating and Governance Committee from 2016 to 2018
•	Cetera Financial Group
–	Member of the Board of Directors from 2012 to 2014
–	Chair of the Audit Committee from 2012 to 2014
•	Morgan Stanley:
–	Various including Managing Director from 2000 to 2009.
•	CIBC Oppenheimer and PaineWebber
–	Various including Managing Director from 1993 to 2000
•	Financial Accounting Standards Board
–	Project Manager from 1991 to 1993
•	Ernst & Young
–	Various including Staff Accountant and Auditing, Senior Manager from 1980 to 1991
Other Current Public Company Directorships
•	Quorum Health Corporation
–	Member of the Board of Directors since 2017
–	Chair of the Audit Committee since 2017
–	Member of the Governance and Nominating Committee since 2017
•	Prudential plc
–	Member of the Board of Directors since June 2013
–	Member of the Audit Committee since June 2013
–	Member of the Risk Committee since 2018

Education and Other Certifications
•	M.B.A. Finance, University of Texas at Austin
•	B.B.A. Finance, University of Texas at Austin

Select Qualifications and Skills
Ms. Schroeder joined the Natus Board with a wealth of experience as a former CEO and chair of several audit committees. She also spent nearly two decades on Wall Street. She began her career as a Certified Public Accountant with Ernst & Young and spent two years as a project manager at the Financial Accounting Standards Board, overseeing the issuance of several key accounting standards for the insurance industry. Ms. Schroeder is the author of the #1 New York Times and Wall Street Journal Bestseller The Snowball: Warren Buffett and the Business of Life.

Natus Medical Incorporated | 2019 Proxy Statement	13

Thomas J. Sullivan Age: 55 Director Since: 2019 Natus Board Roles: • Chair of the Compensation Committee • Audit Committee Member
Select Professional Experience and Highlights
•	Natus Medical Incorporated
–	Member of the Board since February 2019
•	A&E Medical Corporation
–	President & Chief Executive Officer since July 2018
–	Member of the Board of Directors since July 2018
•	Symmetry Surgical, Inc.
–	President & Chief Executive Officer from 2014 to 2018
–	Member of the Board of Directors from 2014 to 2018
•	Span-America Medical Systems Inc.
–	Member of the Board of Directors from 2015 to 2017
–	Chair of the Governance Committee from 2016 to 2017
•	Symmetry Medical, Inc.
–	President & Chief Executive Officer from 2011 to 2014
–	Member of the Board of Directors from 2011 to 2014
Education and Other Certifications
•	M.B.A. and Palmer Scholar, Strategic Management and Management Information Systems, The Wharton School
•	B.S. Computer Science and Applied Mathematics, University of Pittsburgh
•	Certified Governance Fellow of the National Association of Corporate Directors

Select Qualifications and Skills
Mr. Sullivan brings the perspective of a current medical device CEO as well as that of a former CEO of two publicly traded companies and an independent director of a third. Mr. Sullivan’s qualifications to serve on our Board include his broad healthcare experience, operational / manufacturing skills, strategic planning, and business execution. In addition, Mr. Sullivan brings global expertise in the medical technology industry from years of experience as a global executive at Johnson & Johnson including several President roles at the Supply Chain & Business Process Division of J&J Health Care Systems Inc., DePuy Orthopaedics, Inc. and J&J Medical Products Canada.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR

14	Natus Medical Incorporated | 2019 Proxy Statement

BIOGRAPHIES OF OTHER CURRENT DIRECTORS
Barbara R. Paul, M.D. Age: 65 Director Since: 2016 Natus Board Roles • Chairperson of the Board • Member of the Compliance & Quality Committee
Select Professional Experience and Highlights
•	Natus Medical Incorporated
–	Chairperson of the Board since 2018
•	Community Health Systems (CHS)
–	Senior Vice President & Chief Medical Officer from July 2007 to January 2015
•	Beverly Enterprises, Inc. (now Golden Living, Inc.)
–	Senior Vice President & Chief Medical Officer from 2004 to 2006
•	Centers for Medicare & Medicaid Services, CMS
–	Director of the Department of Quality Measurement & Health Assessment from February 1999 to February 2004
Other Current Public Company Directorships
•	Quorum Health Corporation
–	Member of the Board of Directors since 2016
–	Chair of the Patient Safety and Quality of Care Committee since 2017
–	Member of Governance and Nominating Committee since 2018
Education
•	M.D. Stanford University School of Medicine
•	B.S. University of Wisconsin – Madison

Select Qualifications and Skills
Dr. Paul brings the perspective of a physician, insight into quality measurement and improvement, knowledge of federal and state healthcare regulation and policy, and experience with Compliance programs to the Board.  Dr. Paul serves as an advisor and board member to healthcare companies. She is a board-certified internist, and her career is grounded by twelve years as a full-time primary care physician.

Natus Medical Incorporated | 2019 Proxy Statement	15

Lisa W. Heine Age: 55 Director Since: 2018 Natus Board Roles • Chair of the Compliance & Quality Committee • Nominating & Governance Committee Member
Select Professional Experience and Highlights
•	Natus Medical Incorporated
–	Member of the Board since 2018
•	PreCardia, Inc.
–	President & Chief Executive Officer since 2019
•	Miltralign, Inc.
–	Chief Operating Officer from 2015 to 2018
•	deArca Strategic Solutions, LLC
–	Founder and Principal from 2014 to 2015
Other Current Public Company Directorships
•	Surmodics Inc.
–	Member of the Board of Directors since 2017
–	Member of the Organization and Compensation Committee since 2017
–	Member of the Corporate Governance and Nominating Committee since 2017
Education
•	M.S. University of Manitoba
•	B.A. St. Olaf College

Select Qualifications and Skills
Ms. Heine has also served in multiple leadership roles at Covidien, Inc. (formerly ev3, Inc., now Medtronic), including Global Vice President of Medical Affairs for Vascular Therapies. During her tenure at Covidien, she helped drive the strategy in support of a $1.7B business and was also responsible for leading the strategy and operations of Clinical Affairs, Healthcare Economics, Policy and Reimbursement and Medical Education functions. Ms. Heine speaks frequently on healthcare matters and has published several articles in leading medical journals. In addition, she has served on various advisory boards, including the American Heart Association Go Red for Women Executive Leadership Team, and was previously an adjunct faculty member in the Medical Device graduate program of St. Cloud State University.

16	Natus Medical Incorporated | 2019 Proxy Statement

Joshua H. Levine Age: 60 Director Since: 2018 Natus Board Roles • Compensation Committee Member • Nominating & Governance Committee Member
Select Professional Experience and Highlights
•	Natus Medical Incorporated
–	Member of the Board since 2018
•	Immucor Corporation
–	President & Chief Executive Officer from June 2011 to October 2011
–	Member of the Board of Directors from June 2011 to October 2011
•	Mentor Corporation
–	President & Chief Executive Officer from June 2004 to January 2009
–	Member of the Board of Directors from June 2004 to January 2009
Other Current Public Company Directorships
•	Accuray Incorporated
–	Member of the Board since 2012
–	President & Chief Executive Officer since 2012
Education
•	B.A. University of Arizona

Select Qualifications and Skills

Mr. Levine brings diverse, global healthcare industry experience and a strong track record of creating and unlocking strategic value for the companies he has led. Mr. Levine’s qualifications to serve on our Board include, among other skills and qualifications, his strategic business development skills, commercial leadership experience, and executive vision. In addition, Mr. Levine brings expertise in the medical device and medical technology industries from 10+ years of experience as a chief executive officer with two other publicly traded, small- and mid-size-cap medical device manufacturing companies.

Natus Medical Incorporated | 2019 Proxy Statement	17

Kenneth E. Ludlum Age: 65 Director Since: 2002 Natus Board Roles • Chair of the Audit Committee • Member of the Compensation Committee
Select Professional Experience and Highlights
•	Natus Medical Incorporated
–	Member of the Board since 2002
•	CareDx
–	Chief Financial Officer from 2014 to 2016
•	Endogastric Solutions, Inc.
–	Vice President, Chief Financial Officer & Head of Operations from 2011 to 2013
Education
•	M.B.A. Columbia University Graduate School of Business
•	B.S. Business Administration, Lehigh University

Select Qualifications and Skills
Mr. Ludlum has served on the Board and as Chair of the Audit Committee of several public and private medical and biotechnology companies. Mr. Ludlum brings to the Board over 30 years of business and financial experience working with healthcare and biotechnology companies. His service as chief financial officer at several public companies has provided him with extensive financial and accounting experience, and knowledge of accounting principles, financial reporting rules, and regulations. With his background in investment banking, he also brings a broad perspective to the Board.

18	Natus Medical Incorporated | 2019 Proxy Statement

Robert A. Gunst* Age: 71 Years Served: 2004 – 2019 Natus Board Roles • Audit Committee Member (until the 2019 Annual Meeting)
Select Professional Experience and Highlights
•	Natus Medical Incorporated
–	Former Chairman of the Board, appointed 2004
–	Member of the Board since 2004
•	The Good Guys, Inc.
–	President & Chief Executive Officer from 1990 to 1999
–	Member of the Board of Directors from 1986 to 1999
Education
•	M.B.A. Finance, University of Chicago, Graduate School of Business
•	A.B. Economics, Dartmouth College

Select Qualifications and Skills
Mr. Gunst brought to the Natus Board nearly five decades of leadership, strategy, financial and operational experience, as well as experience in overseeing the operations of companies in various stages of development.

*	Mr. Gunst will not be standing for reelection at our Annual Meeting and is retiring from your Board. He will no longer serve on your Board following the Annual Meeting.

Natus Medical Incorporated | 2019 Proxy Statement	19

BOARD MATTERS
CORPORATE GOVERNANCE PRACTICES AND POLICIES
Corporate Governance Highlights. Natus believes that good corporate governance practices are essential to fostering shareholder relations and creating shareholder value.
WHAT WE DO
✓
Proxy access rights added to the Natus Bylaws in 2018 to permit a Natus shareholder (or a group of up to 20 of our shareholders), owning at least 3% of our outstanding shares of common stock continuously for at least three years, to nominate up to the greater of two directors or 20% of the members of our Board for inclusion in our proxy statement.

✓	Special shareholders meetings can be called by shareholders owning a sufficient percentage of our outstanding voting shares.
✓	Independent Board with seven of our eight current directors meeting independence requirements (all but our Chief Executive Officer).
✓	Regular executive sessions of independent directors.
✓	Senior management succession planning considered annually or as requested by the Board.
✓	Active shareholder engagement throughout the year. Since our annual meeting in 2018, we have contacted our largest shareholders representing more than 80% of our outstanding shares.
✓	Regular board refreshment with five of seven of our current independent directors joining the Board in the past three years.
✓	Annual Board and committee self-assessments.
✓	“Clawback” policy for performance-based compensation.
✓	Achieved gender equality on our Board. An equal mix of men and women will serve as independent directors on the Board following the Annual Meeting.
✓	Established Stock Ownership Guidelines for Directors and Executives.
✓	Independent Board Chair. Dr. Barbara Paul has served as Board Chair since June 2018 and has been heavily involved in the Company’s shareholder engagement process.
✓	No overboarding. Each of our independent directors serves on no more than two other public company boards and our CEO serves on only one outside public company Board.

WHAT WE DON’T DO
✗	No shareholder rights plan (“poison pill”).
✗	No supermajority voting provisions in the Company’s organizational documents.
✗	Classified board. If Proposal 1 is approved at our Annual Meeting, we will declassify the Board.
✗	Cumulative voting. If Proposal 2 is approved at our Annual Meeting, we will eliminate the ability of shareholders to exercise cumulative voting in future director elections.

Commitment to Shareholder Engagement. Your Board and senior management are committed to engaging with our shareholders. Throughout the year, members of our senior management discuss our business, corporate governance and financial results with current and prospective shareholders. The feedback we collect from these discussions is shared with the Board and its committees and is incorporated into our decision-making processes. Since our annual meeting in 2018, we have contacted our largest shareholders representing more than 80% of our outstanding shares.
OUR RESPONSE TO SHAREHOLDER FEEDBACK
Proxy Access	• Amended our Bylaws to implement proxy access.
Proposing to Declassify the Board	• Included in this Proxy Statement Proposal 1 to phase out the classified board.

20	Natus Medical Incorporated | 2019 Proxy Statement

BOARD MATTERS

Proposing to Eliminate Cumulative Voting	• Included in this Proxy Statement Proposal 2 to eliminate cumulative voting.
New Independent Directors	• Refreshed the Board with the addition of two new independent directors in February 2019.

Director Independence. Natus’ Board Governance Guidelines provide that a majority of the directors on the Board must meet the independence requirements of the Nasdaq listing standards. The Board Governance Guidelines also provide that our Audit, Compensation and Nominating & Governance Committees consist only of independent directors. The Board has determined that, except for Mr. Kennedy, our Chief Executive Officer, each of our current directors has no material relationship with Natus (either directly or as a partner, shareholder or officer of another organization that has a material relationship with Natus) and is independent within the meaning of the Nasdaq Stock Market director independence standards. Furthermore, the Board has determined that each of the members of each of the committees of the Board has no material relationship with Natus (either directly or as a partner, shareholder or officer of an organization that has a material relationship with Natus) and is “independent” within the meaning of the Nasdaq director independence standards, including in the case of the members of the Audit Committee, the heightened “independence” standard required for such committee members set forth in the applicable SEC rules.
Board Leadership Structure. Our independent directors will annually elect a Chairperson of the Board (“Chairperson”), who may or may not be the Chief Executive Office of the Company. If the individual elected as Chairperson is the Chief Executive Officer, the independent directors shall also elect a Lead Independent Director. The Chairperson or Lead Independent Director, if any, shall perform such duties and exercise such powers as from time to time shall be prescribed in the Company’s Bylaws or by the Board; provided that the Chairperson or Lead Independent Director, if any, shall preside over executive sessions of the Company’s independent directors. In addition, the Chairperson or Lead Independent Director, if any, shall facilitate information flow and communication among the directors and perform such other duties as may be specified by the Board. The Chairperson or Lead Independent Director, if any, will meet on a regular basis with the Chief Executive Officer to review and discuss the Company’s business and issues that may be appropriate for the Board to oversee.
The Board has determined that having an independent director serve as Chairperson is in the best interest of our shareholders at this time. Dr. Paul is currently designated as Chairperson of the Board, and, as such, she presides at the executive sessions of the Board. Further, this structure permits our Chief Executive Officer to focus on the management of our day-to-day operations. The roles of Chief Executive Officer and Chairman of the Board have been separated since September 2004.
Board Composition. The Board has fixed the number of directors at eight.
The ages of our directors range from 48 to 71, with an average age of approximately 60. We believe in a balanced approach to director tenure that allows the Board to benefit from a mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our business. Director lengths of service on the Board range from approximately one year to approximately seventeen years. The average tenure of our current Board is approximately five years. Our Board gender diversity is 37.5%. None of our independent directors serves on more than two other public company boards and our CEO serves on only one outside board.
Risk Oversight. Management continually monitors the material risks we face, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. In fulfilling this oversight role, the Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. The Board performs these functions in a number of ways, including the following:
•	At its regularly scheduled meetings, the Board receives management updates on our business operations, financial results and strategy, and discusses risks related to the business;
•
Our Audit Committee assists the Board in its oversight of risk management by discussing with management our guidelines and policies regarding financial and enterprise risk management, including major risk exposures, and the steps management has taken to monitor and control such exposures; and

•
Through management updates and committee reports, the Board monitors our risk management activities, including the enterprise risk management process, risks relating to our compensation programs, and financial and operational risks.

•	The Company’s Quality and Compliance Committee receives regular reports from management regarding the management of the Company’s risk profile, as well as Company-wide compliance activities.

Natus Medical Incorporated | 2019 Proxy Statement	21

BOARD MATTERS

Board Meetings. During the year ended December 31, 2018, the Board held 9 meetings. In 2018, our Board members attended over 75% of all Board and committee meetings.
The Company expects, but does not formally require, its directors to attend annual meetings of shareholders. All of our then-current directors attended the 2018 annual meeting.
Board Governance Guidelines. The Board has adopted a set of Board Governance Guidelines to assist the Board and its committees in performing their duties and serving the best interests of the Company and its shareholders. The Board Governance Guidelines cover topics including, but not limited to, Board and committee responsibilities and functions, succession planning and director candidate selection criteria. The Board Governance Guidelines are available under the Governance page of our website at www.natus.com.
Board Committees. The Board is permitted to establish committees as it deems appropriate. It is the general policy of the Company that the Board as a whole considers all major decisions. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to, or required or appropriate for, the operation of the Company. Currently these committees are the Audit Committee, Compensation Committee, Compliance & Quality Committee and Nominating & Governance Committee. The Nominating & Governance Committee recommends the members and chairs of these committees to the Board.
Audit Committee
Audit Committee Membership
Kenneth E. Ludlum, Chair
Alice D. Schroeder
Thomas J. Sullivan
Robert A. Gunst (until the 2019 Annual Meeting)

Key Highlights:
•	Mr. Sullivan and Ms. Schroeder were appointed to the Audit Committee on March 12, 2019.
•	Mr. Ludlum, Mr. Sullivan and Ms. Schroeder are each “independent” and “audit committee financial experts” under the applicable rules of the Nasdaq Stock Market and the SEC.
•	The Audit Committee held 9 meetings in 2018.
Purpose. Our Audit Committee oversees and monitors our financial reporting and disclosure processes, our financial statement audits, the integrity of our financial statements, the qualifications, independence and performance of our independent registered public accounting firm, and our internal accounting and financial controls. The Audit Committee also pre-approves audit and non-audit services, reviews, approves and monitors our Code of Business Conduct and Ethics with respect to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers, and establishes procedures for receiving and handling complaints regarding accounting, internal accounting controls, or auditing matters.
The full responsibilities of the Audit Committee are included in its written charter, which is posted on our website at www.natus.com under “Investors - Governance.”
Compensation Committee
Compensation Committee Membership
Thomas J. Sullivan, Chair
Joshua H. Levine
Kenneth E. Ludlum

Key Highlights:
•	Mr. Levine was appointed to the Compensation Committee on June 21, 2018.
•	Mr. Sullivan was appointed as Chair of the Compensation Committee in March 2019.
•	Mr. Sullivan was appointed to the Compensation Committee in March 2019.

22	Natus Medical Incorporated | 2019 Proxy Statement

BOARD MATTERS

•
Each member is “independent” under the rules of the Nasdaq Stock Market, a “nonemployee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director” as defined in Treasury Regulation § 1.162-27(e)(3).

•	The Compensation Committee held 7 meetings in 2018.
Purpose. Our Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs and for reviewing our general policies relating to compensation and benefits.
Under Delaware law and our Compensation Committee Charter, the Compensation Committee has the ability to delegate powers to a subcommittee of its members. The Board may also delegate the right to grant certain equity awards to one or more officers of the Company, provided that such officer may not make awards to himself or herself, and the Board has authorized our Chief Executive Officer to make aggregate grants not to exceed a specified threshold to employees who are not officers of Natus. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our executive officers, and participates in the discussions of executive compensation other than the Compensation Committee’s decision-making processes with respect to the Chief Executive Officer’s compensation.
In 2018, the Compensation Committee retained the services of Willis Towers Watson as its independent compensation Consultant (“Compensation Consultant”). See “Compensation Discussion and Analysis—Independent Compensation Consultant” for additional information regarding the Compensation Committee’s engagement of its Compensation Consultant.
The full responsibilities of the Compensation Committee are included in its written charter, which is posted on our website at www.natus.com under “Investors - Governance.”
Nominating & Governance Committee
Nominating & Governance Committee Membership
Alice D. Schroeder, Chair
Lisa W. Heine
Joshua H. Levine

Key Highlights:
•	Ms. Schroeder and Mr. Levine were appointed to the Nominating & Governance Committee in March 2019.
•	Ms. Heine was appointed to the Nominating & Governance Committee on June 21, 2018.
•	Ms. Schroeder was appointed as Chair of the Nominating & Governance Committee in March 2019.
Purpose. The purpose of the Nominating & Governance Committee is to ensure that the Board is properly constituted to meet its fiduciary obligations to shareholders and Natus, and that Natus has and follows appropriate governance standards.
The minimum qualifications that the Nominating & Governance Committee believes must be met by all Board nominees include:
•
Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They must also have an inquisitive and objective perspective, practical wisdom, and mature judgment. We endeavor to have a Board representing diverse experience at policy-making levels in business, health care, and technology, and in areas that are relevant to our global activities;

•
Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Directors should not serve on more than four other boards of public companies in addition to the Natus Board; and

•
Director nominees must have demonstrated a history of good business judgment and possess financial and governance literacy. They must have the experience and the value-adding temperament to be good independent directors of a public company.

The specific qualifications or skills that the Nominating & Governance Committee believes must be met by one or more of the Company’s directors include:
•	Experience as an independent director of a publicly-traded company;
•	Proven ability to understand the dynamic between management and Board members, and to effectively manage that dynamic for the benefit of the Company;
•	Experience with Wall Street, transactions, and managing operations; and

Natus Medical Incorporated | 2019 Proxy Statement	23

BOARD MATTERS

•	Some understanding of the medical device market.
Members of the Nominating & Governance Committee will use their professional contacts to identify nominees. If necessary, outside recruiters will also be used. The Chair of the Nominating & Governance Committee will collect and organize the data on potential nominees, and with the help of the Secretary of the Company will undertake initial due diligence evaluation into nominee qualifications and background. Members of the Nominating & Governance Committee, as well as the Chairperson of the Board and all Board members, will interview those candidates that are nominated by the Committee. The full Board votes to approve nominees after considering the recommendation of the Nominating & Governance Committee.
The Nominating & Governance Committee will consider Board candidates recommended by Board members, management, and security holders. Shareholders may submit their recommendations to the Chair of our Nominating & Governance Committee, or to our Chairperson of the Board, care of: Corporate Secretary, Natus Medical Incorporated, 6701 Koll Center Parkway Suite 120, Pleasanton, CA 94566; or email BoardofDirectors@natus.com.
A shareholder seeking to recommend a nominee to the Nominating & Governance Committee should provide the information required by our Bylaws for shareholders directly nominating a person for election as a director at a shareholders’ meeting. Shareholders may receive a copy of our Bylaws by making a written request to the Secretary of the Company. We did not receive any recommendations for nominees from shareholders for consideration in this Proxy Statement.
The full responsibilities of the Nominating & Governance Committee are included in its written charter, which is posted on our website at www.natus.com under “Investors - Governance.”
Compliance & Quality Committee
Compliance & Quality Committee Membership
Lisa W. Heine, Chair
Barbara R. Paul, M.D.
Alice D. Schroeder

Select Highlights:
•	Ms. Schroeder was appointed to the Compliance & Quality Committee in March 2019.
•	Ms. Heine was appointed chair of the Compliance & Quality Committee in March 2019.
•	Ms. Heine was appointed to the Compliance & Quality Committee on June 21, 2018.
Purpose. The purpose of the Compliance & Quality Committee is to assist the Board in its oversight of Natus policies and procedures on quality assurance, as well as regulatory and legal compliance.
The full responsibilities of the Compliance & Quality Committee are included in its written charter, which is posted on our website at www.natus.com under “Investors - Governance.”
Succession Planning. As requested from time to time, but not less than annually, the CEO provides the Board with an assessment of senior managers and their potential to succeed him or her. The CEO and the Board also collaborate to assess persons considered potential successors to certain senior management positions.
Communicating with the Board. Any interested party who desires to contact any member of the Board, including the CEO or the non-management members of the Board as a group, may write to any member or members of the Board at: c/o Natus Medical Incorporated, 6701 Koll Center Parkway, Suite 120, Pleasanton, CA 94566. Shareholders may also communicate with the Board on a confidential basis by sending an email to BoardofDirectors@natus.com. Communications will be received by the Corporate Secretary of the Company and, after initial review and determination of the nature and appropriateness of such communications, will be distributed to the appropriate members of the Board depending on the facts and circumstances described in the communication.

24	Natus Medical Incorporated | 2019 Proxy Statement

BOARD MATTERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of March 31, 2019 by each shareholder known by the Company to own beneficially more than 5% of the Company’s common stock. Percent of beneficial ownership is based upon 33,813,222 shares of the Company’s common stock issued and outstanding as of March 31, 2019:
Principal Shareholder Name and Address	Total Shares Beneficially Owned	Percentage of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	5,191,158	15%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	2,710,971	8%
Janus Henderson Group plc(3) 201 Bishopsgate EC2M 2AE United Kingdom	3,269,186	10%
(1)
Based solely on information contained in the Schedule 13G/A filed with the SEC by BlackRock, Inc. on its own behalf, on January 31, 2019. The Schedule 13G/A indicates BlackRock, Inc. has sole voting power for 5,039,621 shares and sole dispositive power for 5,191,158 shares.

(2)
Based solely on information contained in the Schedule 13G/A filed with the SEC by The Vanguard Group, on its own behalf, on February 11, 2019. The Schedule 13G/A indicates The Vanguard Group has sole voting power for 67,485 shares, shared voting power for 4,500 shares, sole dispositive power for 2,641,686,147 shares and shared dispositive power for 69,285 shares.

(3)
Based solely on information contained in the Schedule 13G/A filed with the SEC by Janus Henderson Group plc, on its own behalf, on February 12, 2019. The Schedule 13G/A indicates Janus Henderson Group plc has shared voting power for 3,269,186 shares and shared dispositive power for 3,269,186 shares.

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of March 31, 2019 by (i) each of the NEOs (as named below); (ii) each of our directors; (iii) each of our director nominees; and (iv) all of our directors and executive officers as a group. Percent of beneficial ownership is based upon 33,813,222 shares of the Company’s common stock issued and outstanding as of March 31, 2019.
Under the column “RSUs and Shares Underlying Options,” we include the number of shares that could be acquired within 60 days of March 31, 2019 pursuant to the exercise of stock options or the vesting of stock awards. These shares are not deemed outstanding for purposes of computing the beneficial ownership of any other person. Unless otherwise indicated, we believe that the shareholders listed have sole voting and investment power with respect to all shares, subject to applicable community property laws.
Named Executive Officers, Executive Officers, Directors and Director Nominees:	Outstanding Shares Beneficially Owned	RSUs and Shares Underlying Options	Total Shares Beneficially Owned	Percentage of Class
Mr. Kennedy(1)	139,517	0	139,517	*
Dr. Paul(2)	11,592	0	11,592	*
Ms. Heine(2)	4,232	0	4,232	*
Mr. Gunst (2)[x]	28,392	0	28,392	*
Mr. Levine(2)	14,132	0	14,132	*
Mr. Ludlum(2)	63,957	0	63,957	*
Ms. Schroeder(5)	5,008	0	5,008	*
Mr. Sullivan(5)	5,008	0	5,008	*
Mr. Davies(3)	62,567	0	62,567	*
Mr. Noll(4)	85,193	0	85,193	*
Dr. Chung(6)	138,398	0	138,398	*
All directors, director nominees and executive officers as a group (15 persons)	561,896	0	561,896	*
*	Less than 1%
[x]	Mr. Gunst will not be standing for reelection at our Annual Meeting and is retiring from the Board. He will no longer serve on the Board following the Annual Meeting.

Natus Medical Incorporated | 2019 Proxy Statement	25

(1)           Includes 96,167 shares subject to a right of repurchase that expire as to 30,545 shares in 2020, 36,811 shares in 2021, 18,668 shares in 2022, and 10,143 shares in 2023.
(2)           Includes 4,132 shares subject to a right of repurchase subject to a right of repurchase by the Company that expires in 2019.
(3)           Includes 38,722 shares subject to a right of repurchase that expire as to 5,962 shares in 2019, 5,961 shares in 2020, 13,399 shares in 2021, 9,680 shares in 2022, and 3,720 shares in 2023.
(4)           Includes 37,127 shares subject to a right of repurchase that expire as to 14,813 shares in 2020, 13,157 shares in 2021, 6,553 shares in 2022, and 2,604 shares in 2023.
(5)           Includes 5,008 shares subject to a right of repurchase subject to a right of repurchase by the Company that expires in 2020.
(6)           Includes 24,342 shares subject to a right of repurchase that expire as to 9,648 shares in 2020, 8,497 shares in 2021, 4,523 shares in 2022, and 1,674 shares in 2023.

26	Natus Medical Incorporated | 2019 Proxy Statement

EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION AND OTHER INFORMATION
EXECUTIVE OFFICERS
The biographical information regarding our current executive officers is set forth below, other than Mr. Kennedy, whose biographical information can be found under “Proposal 3—Election of Directors—Director Nominees”. None of the executive officers has any family relationship with any other executive officer or any of our directors.

Drew Davies, age 53. Mr. Davies has been Executive Vice President and Chief Financial Officer since October 2018. Mr. Davies most recently served as Executive Vice-President and Chief Financial Officer of Extreme Networks since June 2016. Prior to that, he served as Vice-President and Corporate Controller at Marvell Semiconductor Inc. from December 2015 until May 2016. From August 2012 until December 2015, Mr. Davies was the Senior Vice President, Corporate Controller at Spansion, Inc., a provider of flash memory products which merged with Cypress Semiconductor Corporation in March 2015. Prior to Spansion, Mr. Davies was Corporate Controller at Intersil Corporation from April 2009 to August 2012 and served as operations controller at Intersil from March 2008 to April 2009. He also served as Chief Financial Officer of Nanoconduction, Inc. from March 2007 to March 2008 and as Director Finance and Administration for STATSChipPac from September 1999 to March 2007. Davies holds a Master of Business Administration degree from Santa Clara University and a Bachelor of Science, Business Accounting degree from the University of Idaho.

Austin F. Noll, III, age 52. Mr. Noll has been Executive Vice President and Chief Commercial Officer since January 2019. Mr. Noll joined Natus in August 2012 as the Vice President and General Manager, Neurology SBU. Prior to joining Natus, Mr. Noll served as the President and CEO of Simpirica Spine, a California-based start-up company that developed and commercialized a novel device for spinal stabilization from June 2009 to August 2012. Prior to joining Simpirica Spine, Mr. Noll served as the President and CEO of NeoGuide Systems, a medical robotics company acquired by Intuitive Surgical, from November 2006 to May 2009. Prior to joining NeoGuide Systems, Mr. Noll held numerous management positions at Medtronic over 13-year period, where he served as the Vice President and General Manager of the Powered Surgical Solutions and the Neurosurgery businesses from April 2004 to June 2005. He received a bachelor's degree in business administration from Miami University and a master's of business administration from the University of Michigan.

D. Christopher Chung, M.D., age 55. Dr. Chung has served as our Vice President Medical Affairs, Quality and Regulatory since June 2003 and has served as our Chief Medical Officer since 2019. Dr. Chung previously served as our Vice President Medical Affairs from February 2003 to January 2019. Dr. Chung also served as our Medical Director from October 2000 to February 2003. From 2000 to 2007, Dr. Chung also served as a Pediatric Hospitalist at the California Pacific Medical Center in San Francisco. From 1997 to 2000, Dr. Chung trained as a pediatric resident at Boston Children’s Hospital and Harvard Medical School. Dr. Chung holds a Bachelor of Arts degree in Computer Mathematics from the University of Pennsylvania and a Doctor of Medicine degree from the Medical College of Pennsylvania-Hahnemann University School of Medicine. He is board certified in Pediatrics and is a Fellow of the American Academy of Pediatrics.

Natus Medical Incorporated | 2019 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides an overview of our executive compensation program and the compensation awarded to, earned by or paid to our named executive officers in 2018. For 2018, our named executive officers are:
•	Jonathan A. Kennedy, our President and Chief Executive Officer;
•	B. Drew Davies, our Executive Vice President and Chief Financial Officer;
•	Austin F. Noll, our Vice President and General Manager, Neurology SBU;
•	Leslie McDonnell, our former Vice President and General Manager, Newborn Care SBU;
•	Carsten Buhl, our former President and Chief Executive Officer, Otometrics SBU;
•	James B. Hawkins, our former President and Chief Executive Officer; and
•	Sharon Villaverde, our former Vice President of Finance and interim Chief Financial Officer.
Executive Transition
During 2018, there were significant changes within our executive team. Our former Chief Executive Officer, Mr. Hawkins, resigned in July 2018 and, as part of a planned succession, Mr. Kennedy, who previously served as our Chief Financial Officer, assumed the role of Chief Executive Officer. Following Mr. Kennedy’s promotion, Ms. Villaverde served as our interim Chief Financial Officer until Mr. Davies’ appointment in October 2018. Following Mr. Davies’ appointment, Ms. Villaverde resigned. Mr. Buhl and Ms. McDonnell joined us in February 2018 as the President and Chief Executive Officer of our Otometrics strategic business unit (SBU) and the Vice President and General Manager of our Newborn Care SBU, respectively. In January 2019, we announced that Mr. Buhl and Ms. McDonnell will depart Natus in connection with our new organizational structure described below.
Executive Summary
Business Overview and 2018 Corporate Performance Highlights
We are a leading provider of newborn care, neurology, and hearing and balance assessment healthcare products and services used for the screening, diagnosis, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction and neurosurgical treatments, epilepsy, sleep disorders, neuromuscular diseases and balance and mobility disorders.
To provide context for our named executive officers’ 2018 compensation, below is a summary of some of our key corporate performance highlights for 2018:
•	We reported record revenue of $141.0 million for the fourth quarter of 2018, an increase of 7.3% compared to the fourth quarter of 2017.
•	Our revenue for 2018 was $530.9 million, an increase of 6.0% compared to 2017.
•	Our gross profit margin for 2018 was 57.3%, compared to 56.1% for 2017.
•
We continued to return value to our shareholders by repurchasing our stock.  We have returned approximately $42 million to our shareholders through stock repurchases over last 4 years, including approximately $5.6 million in 2018.

Chief Executive Officer Compensation
In connection with his promotion in July 2018, we entered into a new employment agreement with Mr. Kennedy and, in light of his new role and increased responsibilities, approved an increase in his base salary to $650,000 per year and an increase in his target annual bonus to 100% of his annual base salary. We also granted him performance-based restricted stock units (PSUs) that are eligible to be earned based on our total shareholder return (TSR) over a performance period ending on December 31, 2020 relative to a pre-established comparator group of companies and stock options, in each case, as described in further detail below.
Executive Compensation Highlights
We made significant changes to our executive compensation program during 2018 and in early 2019, including the following:

28	Natus Medical Incorporated | 2019 Proxy Statement

EXECUTIVE COMPENSATION AND OTHER INFORMATION

•	We adopted stock ownership guidelines for our named executive officers and non-employee directors to further align their interests with those of our shareholders.
•	In 2018 the Compensation Committee adopted an executive pay philosophy under which Natus’ executive target total direct compensation is targeted at market median levels.
•	We adopted a clawback policy covering incentive compensation paid or awarded to our executive officers to disincentivize excessive risk-taking.
•
We departed from our historical practice of granting only time-vesting restricted stock and restricted stock units (RSUs) by granting Mr. Kennedy PSUs and a stock option in connection with his promotion and by granting Mr. Davies PSUs in connection with his hire.

•
To further link compensation paid to performance attained, we implemented market stock units (MSUs) and PSUs as part of our executive compensation program for annual equity awards made to all executive officers in 2019. The MSUs are eligible to vest based on our stock price performance. The PSUs which will only be eligible to be earned and to vest if pre-established performance goals related to relative TSR are achieved. Our 2019 equity program for our executive officers generally consists of 50% restricted stock awards, 25% MSUs and 25% PSUs (based on grant date fair value, assuming target performance).

In addition, during 2018:
•	We successfully completed our leadership succession plan by transitioning the role of Chief Executive Officer to Mr. Kennedy.
•	We hired a new Chief Financial Officer, Mr. Davies, with significant experience in financial and operational management across the technology industry.
Looking Forward
In January 2019 we announced our “One Natus” strategy, a new organizational structure designed to improve our operational performance and make us a stronger, more profitable company. As part of this new organizational structure, we have created a single, unified company by consolidating our Neuro, Newborn Care and Otometrics business units. This change will increase efficiency and cross-functional collaboration across common technologies, processes and customer channels and better position the Company for growth. In addition, we announced that we expect to exit two non-core businesses, Global Neurodiagnostics, our ambulatory EEG video service, and our NeuroCom balance product line, in order to refocus on our more profitable core medical device businesses.
Our Compensation Philosophy and Objectives
The primary objectives of our executive compensation program are to:
•
Attract Strong Executives. We believe that attracting strong, qualified executive talent is essential to achieving our business objectives and continuing our growth trajectory, and that offering competitive compensation is necessary to attract this talent. To that end, our Compensation Committee regularly reviews compensation paid by our peer group companies and seeks to offer market competitive compensation to executive officers.

•
Retain Executive Talent. We operate in a market and in geographical areas where there is significant competition for executive talent and believe that continuity in our executive team is important to achieve our business objectives. We view our executive compensation program is a key factor in our retention efforts. To enhance retention, the long-term equity awards made to our executive officers are eligible to vest based on continued employment over multiple years and, for performance-based equity awards, our long-term performance.

•
Link Compensation to Achievement of our Business Objectives. We believe that a significant portion of our executives’ compensation should be tied to the achievement of key business objectives in order to incentivize our executives to create shareholder value. Accordingly, annual bonuses are based on our achievement of business goals and objectives and are only paid if certain pre-established business goals and objectives are achieved. No annual bonuses were paid to our current executive officers for 2018 (or 2017) performance due to our failure to achieve the goals and objectives set by our Compensation Committee.

•
Incentivize Increases in Long-Term Shareholder Value. We believe that to effectively align their interests with those of our shareholders and properly incentivize them to drive long-term shareholder value, our executives should be impacted by changes in the value of our common stock over time. Accordingly, we grant our executives long-term equity awards on an annual basis and have adopted stock ownership guidelines that will require them to acquire and maintain specified levels of our common stock. In addition, PSUs granted to our Chief Executive Officer and Chief Financial

Natus Medical Incorporated | 2019 Proxy Statement	29

Officer in 2018 are eligible to be earned and vest based on our relative total shareholder return (TSR) as compared to a pre-established comparator group of companies. To further link compensation paid to performance attained, we implemented MSUs and PSUs as part of our executive compensation program for annual equity awards made to all executive officers in 2019.
Characteristics of our Executive Compensation Program
Our executive compensation program includes a number of features that we believe are consistent with good corporate governance and align the interests of our named executive officers with those of our shareholders, including the following:
WHAT WE DO
✓
Link Pay to Performance. Annual bonus payouts are based on the achievement of challenging operating and financial performance goals and PSUs granted to our Chief Executive Officer and Chief Financial Officer are eligible to be earned and vest based on our relative total shareholder return (TSR) as compared to a pre-established comparator group of companies. To further link compensation paid to performance attained, we implemented MSUs and PSUs as part of our executive compensation program for annual equity awards made to all executive officers in 2019, as described in further detail on page 29.  No annual bonuses were paid to our current executive officers for 2018 (or 2017) performance due to our failure to achieve the performance goals set by our Compensation Committee.

✓
Maintain Executive Stock Ownership Guidelines. Our named executive officers are subject to stock ownership guidelines that, following completion of a five-year phase-in period, will require them to hold shares of our common stock having a value ranging from 1.0x to 5.0x their annual base salary.

✓	Subject Incentive Compensation to our Clawback Policy. In 2019 we adopted a claw-back policy covering annual and long-term incentive compensation paid to our executive officers.
✓	Engage an Independent Compensation Consultant. Our Compensation Committee engages an independent compensation consultant to provide peer group analysis and market data.
WHAT WE DON’T DO
✗	Provide Excise Tax Gross-Ups. None of our named executive officers or other employees is entitled to a gross-up for any excise taxes on change in control-related compensation.
✗	Reprice Stock Options without Shareholder Consent. We are not permitted to reprice stock options without shareholder consent under our 2011 Stock Awards Plan.
✗	Provide Pension or Deferred Compensation Benefits. We do not maintain any defined benefit pension or deferred compensation plans.
✗
Pay Excessive Compensation. Beginning in 2019, we have targeted the total direct compensation (base salary, target annual bonus and target long-term equity awards) for our NEOs at the 50th percentile of the market.

✗	Provide Excessive Perquisites or Personal Benefits. We generally do not provide perquisites or personal benefits to our named executive officers.

Our Compensation Setting Process
In General
Our Compensation Committee administers our executive compensation program and is responsible for all compensation decisions relating to our executive officers, including our named executive officers. Because Ms. Villaverde served as an executive officer only in an interim capacity, decisions relating to her compensation were made by members of management and our Human Resources department, consistent with our practices for other non-executive employees. The information below relating to our Compensation Committee’s process for determining compensation generally applies to our named executive officers other than Ms. Villaverde.
Compensation Consultant

30	Natus Medical Incorporated | 2019 Proxy Statement

EXECUTIVE COMPENSATION AND OTHER INFORMATION

For 2018, our Compensation Committee retained Willis Towers Watson as its independent compensation consultant. Willis Towers Watson assists or provides our Compensation Committee with advice on a broad range of executive compensation-related matters and its services include:
•	Apprising our Compensation Committee of compensation-related trends and market developments;
•	Providing updates on legal and regulatory developments;
•	Developing, reviewing and assessing our compensation peer group;
•	Providing data regarding the compensation practices of our peer group and other companies;
•	Assessing the market competitiveness of our executive compensation program; and
•	Identifying potential changes to our executive compensation program.
Willis Towers Watson attends meetings of our Compensation Committee on an as-requested basis. Our Compensation Committee has assessed the independence of Willis Towers Watson pursuant to SEC rules and concluded that no conflict of interest exists that prevented Willis Towers Watson from independently advising this committee.
Peer Group and Comparison Data
Consistent with our compensation philosophy and objectives, our Compensation Committee believes that one of its primary responsibilities is maintaining an executive compensation program that attracts and retains qualified executives and believes that providing market-competitive compensation is essential to fulfill its responsibilities. In determining compensation for our executive officers, our Compensation Committee considers compensation payable by companies that we believe to be our competitors with which we compete for executive talent. To this end, on an annual basis our Compensation Committee works with Willis Towers Watson to identify an appropriate peer group. When determining our peer companies, we focus on companies in our industry with generally similar revenues and market capitalization. For 2018, our peer group consisted of the following companies:
2018 Peer Group
Integra LifeSciences Holdings Corporation	Massimo Corporation	Analogic Corporation	Nxstage Medical Inc.
NuVasive, Inc.	Omnicell, Inc.	ABIOMED, Inc.	AngioDynamics, Inc.
Haemonetics Corporation	Merit Medical Systems, Inc.	Insulet Corporation	Lantheus Holdings, Inc.
CONMED Corporation	Globus Medical, Inc.	Accuray Incorporated	Penumbra, Inc.
ICU Medical, Inc.
For 2018, Lantheus Holdings, Inc. and Penumbra, Inc. were added to our peer group and The Spectranetics Corp., which was acquired by Philips Holding USA Inc., was removed. As compared to this peer group, our revenues were in approximately the 42nd percentile and our market capitalization was in approximately the 21st percentile.
In addition to proxy data from companies in our peer group, our Compensation Committee also reviews data from compensation surveys. For 2018, our Compensation Committee used survey data from the Mercer General Industry Survey and TWDS Top Management Compensation Survey. Our Compensation Committee combines this peer group and survey data to create a market composite and considers this composite to be reflective of the market for purposes of reviewing the compensation of our named executive officers.
2018 Annual Meeting Say-on-Pay Vote
At our 2018 Annual Meeting, our shareholders approved, on an advisory basis, the compensation of our named executive officers for 2017, with approximately 72% of the votes cast voting in favor of the proposal. Our Compensation Committee recognized that shareholder approval for the compensation of our named executive officers for 2017 was lower than the approval for 2016, which was approximately 91%. Although the vote was non-binding, our Compensation Committee considered the results of the vote in its review of our executive compensation program.
Natus Medical Incorporated | 2019 Proxy Statement	31

Based on the level of shareholder support in 2018 and our Compensation Committee's assessment of the efficacy and appropriateness of our executive compensation program, the Compensation Committee has implemented the following changes to our executive compensation program since our 2018 Annual Meeting:

•	Adopted stock ownership guidelines for our named executive officers and non-employee directors.
•	Adopted a clawback policy covering incentive compensation awarded or paid to our executive officers.
•	The Committee adopted a pay philosophy for 2019 of targeting market median for target total direct compensation for our executive officers.
•
Departed from our historical practice of granting only time-vesting restricted stock and RSUs and granted Mr. Kennedy PSUs and a stock option in connection with his promotion and Mr. Davies PSUs in connection with his hire.

•
Implemented performance-based equity in the form of PSUs and MSUs as part of our executive compensation program for annual equity awards made to all executive officers in 2019 in order to further align the interests of our executives and shareholders.

Role of Management
Each year, our Chief Executive Officer, working with other members of management, prepares recommendations relating to the compensation of our other executive officer and the performance metrics and goals to be used under our annual bonus plans. In formulating these recommendations, our Chief Executive Officer also provides his assessment of each other executive officer’s performance.  Our Chief Executive Officer attends Compensation Committee meetings but is not present for, and does not participate in, any discussions concerning his own compensation. All decisions relating to the compensation of our executive officers are made solely by our Compensation Committee.
Factors Considered in Determining Compensation
We believe that in order to attract and retain executive talent, each component of our executive compensation program must be in line with market levels. For our executive officers, base salaries and long-term equity awards were targeted at the 75th percentile of the market for 2018 and annual bonuses were targeted at the market median and, for 2019, the Compensation Committee has determined that all of these elements of pay will be targeted at the 50th percentile of the market (in each case, assuming target level performance). However, in determining compensation for our executive officers, our Compensation Committee takes into consideration, among other things, recommendations by our Chief Executive Officer (other than with respect to his own compensation), retention and internal pay equity considerations, the executive’s individual experience and performance, our corporate and/or business unit performance, the results of our most recent say-on-pay vote and industry trends.
Elements of Compensation
Our executive compensation program primarily consists of cash compensation in the form of salary and annual bonuses and long-term equity awards.
Base Salary
We believe that providing a competitive base salary is essential to attract and retain executive talent in the competitive market in which we operate. The base salaries for our named executive officers were initially established when the named executive officer began employment with us. Each year our Compensation Committee reviews and determines the base salaries for our executive officers, taking into consideration the factors described above.
In connection with our Compensation Committee’s annual review for 2018, the base salaries for Messrs. Kennedy, Noll and Hawkins were increased effective January 1, 2018. Mr. Kennedy’s base salary was further increased in connection with his promotion to Chief Executive Officer in July 2018. The base salaries for Mr. Davies Ms. McDonnell and Mr. Buhl and were established in connection with their hires in October, February and February, respectively. Ms. Villaverde’s base salary was determined in accordance with the Company’s practices for non-executive employees. The table below sets forth the 2018 and, if applicable, 2017 annual base salary for each of our named executive officers.
Executive	2017 Annual Base Salary	2018 Annual Base Salary
Jonathan A. Kennedy(1)	$480,000	$650,000
B. Drew Davies	N/A	$450,000
Austin F. Noll	$360,000	$375,000
Leslie McDonnell	N/A	$325,000
Carsten Buhl(2)	N/A	$331,073

32	Natus Medical Incorporated | 2019 Proxy Statement

James B. Hawkins	$800,000	$825,000
Sharon Villaverde	$225,000	$232,770

(1)
Mr. Kennedy’s annual base salary was increased from $480,000 to $500,000 effective January 1, 2018 and was further increased to $650,000 in July 2018 in connection with his promotion to Chief Executive Officer.

(2)	Mr. Buhl’s annual base salary was denominated in Danish Kroners (DKK) and is converted to U.S. dollars based on the spot rate in effect on December 31, 2018 of 6.52 DKK to one U.S. dollar.

Annual Bonus
We believe that a substantial portion of the cash compensation that our executive officers are eligible to receive should be directly tied to our performance. Our annual bonus plans are designed to incentivize and reward the achievement of key financial and strategic performance goals that we believe are important for our success and will drive increases in shareholder value. Our Compensation Committee sets challenging performance goals at the beginning of each year. For 2017 and 2018 no annual bonuses were paid to our current executive officers as a result of these goals not being achieved.
Our Compensation Committee determines the target annual bonus opportunity for our executive officers on an annual basis, taking into consideration the factors described above. In December 2017 our Compensation Committee determined the 2018 target annual bonus for Messrs. Kennedy, Noll and Hawkins, all of which remained the same as 2017. In connection with his promotion to Chief Executive Officer, Mr. Kennedy’s target annual bonus was increased to 100% of his annual base salary, which our Compensation Committee believes is appropriate given his new position and duties. The 2018 target annual bonus opportunities for Mr. Davies, Ms. McDonnell and Mr. Buhl were established in connection with their hires in October, February and February, respectively, and, in each case, were prorated for 2018 based on the portion of the year they were employed by us.  Prior to her resignation in October, 2018, Ms. Villaverde participated in our non-executive bonus plan and was eligible to receive a discretionary bonus in accordance with that plan.
For 2018, each of our named executive officers other than Ms. Villaverde was eligible to receive 50% of his or her target annual bonus for threshold level achievement of applicable performance goals and 200% of his or her target annual bonus for maximum level achievement of such performance goals, with annual bonuses determined based on interpolation for performance between performance levels. The table below sets forth the threshold, target and maximum annual bonus opportunity, as a percentage of base salary, for each of our named executive officers (other than Ms. Villaverde) for 2018.
Executive	2018 Annual Bonus Opportunity
	Threshold	Target	Maximum
Jonathan A. Kennedy(1)	50%	100%	200%
B. Drew Davies(2)	32.5%	65%	130%
Austin F. Noll	25%	50%	100%
Leslie McDonnell(2)	25%	50%	100%
Carsten Buhl(2)	25%	50%	100%
James B. Hawkins	50%	100%	200%
(1)	Mr. Kennedy’s annual bonus opportunity was 65% effective January 1, 2018 and was increased to 100% in July 2018 in connection with his promotion to Chief Executive Officer.
(2)	The annual bonus opportunities for Mr. Davies, Ms. McDonnell and Mr. Buhl were prorated based on the portion of the year they were employed by us.

Our Compensation Committee determines the performance metrics and goals for our annual bonus plans on an annual basis, primarily based on our annual business plan. Our Compensation Committee strives to set challenging, but achievable, performance goals that it believes will promote the attainment of the short-term business objectives reflected in our annual business plan while also supporting our longer-term business objectives and driving increases in shareholder value. The table below sets forth the performance metrics for each of our named executive officers (other than Ms. Villaverde) under our 2018 annual bonus plans and the weighting of each metric.
Executive	Required Threshold Performance	Weighting of 2018 Performance Goals
		Natus Revenue	Natus EPS	Strategic Objectives	SBU Revenue	SBU Pre-Tax Income
Jonathan A. Kennedy	85% of Natus EPS Goal	20%	80%	N/A	N/A
B. Drew Davies

Natus Medical Incorporated | 2019 Proxy Statement	33

James B. Hawkins
Austin F. Noll	85% of Natus EPS Goal 80% of SBU Pre-Tax Net Income	15%	15%	20%	25%	25%
Leslie McDonnell
Carsten Buhl

As in previous years, for 2018, performance metrics and weightings under our annual bonus plans varied for our named executive officers depending on their position.
•
For Messrs. Kennedy, Davies and Hawkins, Natus non-GAAP earnings per share (EPS) and Natus revenue were selected as the performance metrics in order to incentivize them to grow our revenue base and manage our business efficiently. No annual bonus would be payable unless 85% of the Natus EPS goal was achieved. In addition, all 2018 bonuses were subject to downward adjustment by up to 10% of the amount earned, in our Compensation Committee’s discretion, based on the compliance- and quality-related goals, including goals relating to regulatory processes and procedures.

•
For our SBU leaders, including Messrs. Noll and Buhl and Ms. McDonnell, SBU revenue and SBU non-GAAP pre-tax income were selected as the primary performance metrics in order to align their annual bonuses with the SBUs that they manage. In addition, a portion of their annual bonus opportunity was based on the achievement of specified strategic objectives, generally consisting of discrete operational goals, and Natus non-GAAP EPS and revenue goals to encourage the executives to focus on Natus performance as a whole. No annual bonus would be payable unless 85% of the Natus EPS goal was achieved and 80% of the operating income goal for the named executive officer’s SBU was achieved. In addition, all 2018 bonuses were subject to downward adjustment by up to 10% of the amount earned, in our Compensation Committee’s discretion, based on achievement of compliance- and quality related goals, including goals relating to regulatory processes and procedures.

Natus EPS and SBU pre-tax income are non-GAAP performance metrics. The table below sets forth the target performance goals for each of the performance metrics for our 2018 annual bonus plans.
Performance Metric	Target
Natus Revenue	$541.8 million
Natus EPS	$1.63
Neurology SBU Revenue	$283.7 million
Neurology SBU Net Pre-Tax Income	$91.5 million
Newborn Care SBU Revenue	$128.5 million
Newborn Care SBU Net Pre-Tax Income	$24.0 million
Otometrics SBU Revenue	$128.6 million
Otometrics SBU Net Pre-Tax Income	$22 million

For 2018, Natus revenue was $530.9 million and Natus non-GAAP EPS was $1.43, in each case, as described in our earnings release filed with the SEC on February 13, 2019. A reconciliation of our non-GAAP EPS to GAAP earnings per share, as well as a description of the adjustments made to earnings per share, is also included in such earnings release. Because we did not achieve 85% of the Natus EPS target set forth in the table above, no annual bonuses were paid to our current named executive officers for 2018 performance.

34	Natus Medical Incorporated | 2019 Proxy Statement

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Long-Term Equity Awards
We believe that to effectively align their interests with those of our shareholders and properly incentivize them to drive long-term shareholder value, our executives receive equity-based awards the value of which will be dependent on our stock price performance. Long-term equity awards are a critical component of our executive compensation program because they contribute to a culture of ownership among our employees, align their interests with the interests of our shareholders and preserve our cash resources.
We grant long-term equity awards on an annual basis to our executive officers and certain other employees. Our Compensation Committee annually determines the grant date fair value of the equity awards to be granted to our executive officers, taking into consideration the factors described above. In addition, we typically grant long-term equity awards to executive officers in connection with their hires and in connection with promotions or significant changes in responsibilities.
Since December 2014, we have primarily granted restricted stock to employees located in the United States and restricted stock units (RSUs) to employees located elsewhere. We believe that restricted stock and RSUs directly align the interests of our executives with those of our shareholders because the ultimate value received in respect of the awards depends on the performance of our common stock after the date of grant. Restricted stock and RSUs also encourage retention through time-based vesting. Restricted stock and RSUs granted to our executive officers typically vest over four years, generally subject to continued employment with us through the applicable vesting date. In 2018, we granted PSUs to Messrs. Kennedy and Davies and granted an option to Mr. Kennedy, as described in further detail below. We believe that these awards provide additional alignment of these executives’ interests with those of our shareholders because the ultimate value received in respect of the PSUs depends both on the performance of our common stock after the date of grant and our TSR performance relative to a pre-established comparator group of companies and the option granted to Mr. Kennedy will only have value if the price of our common stock increases.
2018 Annual Equity Awards
In January 2018, each of our named executive officers who were then employed by us was granted a restricted stock award with respect to the number of shares of our common stock set forth in the table below:
Executive	Shares of Restricted Stock
Jonathan A. Kennedy	34,100
Austin F. Noll	15,800
James B. Hawkins	111,300
Sharon Villaverde	1,570

The restricted stock awards vest as to 50% of the shares on the second anniversary of the date of grant and as to 25% of the shares on each of the third and fourth anniversaries of the date of grant, generally subject to the named executive officer’s continued employment with us through the applicable vesting date, with accelerated vesting in connection with certain terminations of employment as described under “Potential Payments Upon a Termination or Change in Control” below.
2018 Additional Equity Awards
In connection with his promotion to Chief Executive Officer, Mr. Kennedy was granted an option to purchase 74,124 shares of our common stock and 22,695 PSUs (at target). The option is scheduled to vest in equal annual installments on each of the first four anniversaries of the date of grant, generally subject to his continued employment with us through the applicable vesting date. The PSUs are eligible to be earned, as to 0%-200% of the PSUs, based on our total shareholder return (TSR) compared to a pre-established comparator group of companies over a performance period ending on December 31, 2020 and, to the extent earned, will vest on that date, generally subject to Mr. Kennedy’s continued employment with us. The PSUs are eligible to be earned as follows, with straight line interpolation between performance levels and the number of PSUs capped at 100% of our TSR is negative:
Relative TSR Percentile Rank	Percentage of PSUs Earned
<35th Percentile	0%
35th Percentile	50%
60th Percentile	100%

Natus Medical Incorporated | 2019 Proxy Statement	35

90th Percentile or above	200%

2018 New Hire Equity Awards
Mr. Davies was granted 23,845 shares of restricted stock and 23,845 PSUs (at target) in connection with his hire in October 2018. The restricted stock award is scheduled to vest as to 25% of the shares on each of the first four anniversaries of the date of grant, generally subject to Mr. Davies’ continued employment with us through the applicable vesting date. Mr. Davies PSUs are eligible to be earned, as to 0%-200% of the PSUs, and vest on the same terms as are described above.
Ms. McDonnell was granted 16,836 shares of restricted stock in connection with her hire in February 2018. The restricted stock awards were scheduled to vest as to 50% of the shares on each of the first and second anniversaries of the date of grant. These restricted shares became vested in connection with Ms. McDonnell’s termination of employment in January 2019 in accordance with the terms of her employment agreement.
Mr. Buhl was granted 23,501 RSUs in connection with his hire in February 2018. The RSUs were scheduled to vest as to 50% of the shares on each of the first and second anniversaries of the date of grant.  These RSUs became vested in connection with Mr. Buhl’s termination of employment in January 2019 in accordance with the terms of his services agreement.
2019 Equity Awards
In 2019, annual equity awards made to our executive officers consisted of 50% PSUs and MSUs (based on grant date fair value, assuming target performance), which we believe will further align our executives’ interests with those of our shareholders as described above.
Other Elements of Compensation
Employee Stock Purchase Plan
We maintain our 2011 Employee Stock Purchase Plan, or our ESPP, to encourage our employees to acquire shares of our common stock in order to better align their interests with those of our other shareholders. Our named executive officers are eligible to participate in our ESPP on the same basis as our other employees.
Employee Benefits
Our named executive officers are eligible to receive broad-based benefits that are available to all of our salaried employees, including, for U.S.-based named executive officers, health, dental, vision, group life, disability and accidental death and dismemberment insurance benefits and retirement benefits under our 401(k) plan, subject to applicable plan terms. Our named executive officers are eligible to participate in all of our employee benefit plans on the same basis as our other employees. In 2018, Mr. Buhl participated in a private defined contribution pension arrangement, pursuant to which we contributed a monthly amount equal to 10% of his base salary.

Perquisites and Personal Benefits
We generally do not provide any perquisites or personal benefits to our named executive officers that are not provided to our other employees. However, from time to time we do offer relocation and other limited personal benefits to our executive officers. In 2018, Mr. Davies was eligible to be reimbursed for relocation expenses up to $150,000 and Mr. Buhl received a monthly automobile allowance and Company-provided mobile phone and internet access.
Change in Control and Severance Benefits
We have entered into employment agreement with each of our named executive officers who are currently employed by us, which provide for initial base salaries and severance payments and benefits in connection with certain terminations of employment, including in connection with a change in control. These severance payments and benefits are more fully described below under “Potential Payments upon Termination or Change in Control.” We believe that reasonable severance payments and benefits are necessary to attract and retain executives and are important in incentivizing them to pursue a change in control transaction if it is in the best interests of our shareholders, regardless of whether it creates uncertainty for them personally.
Other Executive Compensation Policies and Practices
Stock Ownership Guidelines
To further align their interests with those of our shareholders, in 2018 our Compensation Committee approved stock ownership guidelines for our named executive officers and directors. Under these guidelines, our named executive officers and directors are required to acquire and maintain shares of our common stock having a value equal to the following multiple of their annual base salary or cash compensation, as applicable, following the completion of a five-year phase-in period:

36	Natus Medical Incorporated | 2019 Proxy Statement

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Position	Required Stock Ownership
Chief Executive Officer	5.0x annual base salary
Chief Financial Officer	2.0x annual base salary
Other Named Executive Officer	1.0x annual base salary
Non-Employee Director	5.0x annual retainer

Clawback Policy
Our Compensation Committee approved a clawback policy in 2019 that will cover annual and long-term incentive compensation awarded or paid to our named executive officers. Under this policy, if we are required to restate our financial statements due to fraud, misconduct or SEC or financial non-compliance and the amount of annual or long-term incentive compensation awarded or paid would have been lower had the achievement of applicable financial performance been calculated based on the restated financial results, our Compensation Committee may, in its discretion, recover the amount of the excess compensation awarded or paid during the three-year period preceding the date of such restatement. We believe this clawback policy enhances the accountability of our executive officers and significantly mitigates the risks associated with our executive compensation program.
Compensation Risk Assessment

Our Compensation Committee regularly reviews our compensation policies and practices, including the risks created by our compensation plans, and has concluded that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Tax and Accounting Considerations
Our Compensation Committee considers the tax and accounting consequences of compensation paid under our executive compensation program.  However, our Compensation Committee believes that its primary responsibility is to maintain an executive compensation program that attracts, retains and rewards the executives necessary for our success. Accordingly, the Compensation Committee has paid, and may continue to pay, in its discretion, compensation that is not fully deductible or is limited as to tax deductibility.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” disclosure with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Proxy Statement distributed in connection with the Annual Meeting.
The Compensation Committee:
Thomas J. Sullivan (Chair)
Joshua H. Levine
Kenneth E. Ludlum

This report shall not be deemed soliciting material or to be filed with the SEC, or incorporated by reference in any document so filed, whether made before or after the date hereof, except to the extent we specifically request that it be treated as soliciting material or it is specifically incorporated by reference therein.

Natus Medical Incorporated | 2019 Proxy Statement	37

Summary Compensation Table
The table below sets forth the compensation awarded to, earned by, or paid to our named executive officers in respect of their service to us during 2018 and, if applicable, 2017 and 2016.

Name and principal position	Year(6)	Salary ($)	Bonus ($)(7)	Stock awards ($)(8)	Option awards ($)(9)	Non-equity incentive plan compensation ($)(10)	All other compensation ($)(11)	Total ($)
Jonathan A. Kennedy President and Chief Executive Officer	2018	569,231	—	2,179,067	817,803	—	5,560	4,645,618
	2017	489,103	—	1,113,600	—	—	5,578	1,790,859
	2016	438,750	—	1,000,090	—	375,195	5,560	1,819,595
B. Drew Davies Executive Vice President and Chief Financial Officer(1)	2018	103,846	—	1,788,590	—	—	153,306	1,957,301
Austin F. Noll Vice President and General Manager, Neurology SBU	2018	375,000	—	603,560	—	—	5,992	984,552
	2017	367,244	—	556,800	—	—	6,020	1,021,840
	2016	339,167	—	530,075	—	139,859	1,242	1,010,343
Leslie McDonnell Former Vice President and General Manager, Newborn Care SBU(2)	2018	297,427	—	500,012	—	—	162.500	959,939
Carsten Buhl Former President and Chief Executive Officer, Otometrics SBU(3)	2018	286,080	—	725,006	—	—	51,989	1,063,075
James B. Hawkins Former President and Chief Executive Officer(4)	2018	453,750	—	12,473,133	—	—	1,690,971	14,617,854
	2017	820,000	—	4,106,400	—	—	6,144	4,932,544
	2016	750,000	—	3,999,905	—	985,502	6,064	5,741,471
Sharon Villaverde Former Vice President of Finance and interim Chief Financial Officer(5)	2018	196,960	50,000	309,994	—	—	5,379	586,477

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(1)	Mr. Davies commenced employment with us on October 1, 2018 as our Executive Vice President and Chief Financial Officer.
(2)	Ms. McDonnell commenced employment with us on February 12, 2018 as our Vice President and General Manager, Newborn Care SBU and terminated employment in January 2019.
(3)
Mr. Buhl commenced employment with us on February 19, 2018 as our President and Chief Executive Officer, Otometrics SBU and terminated employment in January 2019. Mr. Buhl’s cash compensation was paid in Danish Kroners (DKK) and is converted in the table above and the tables below to U.S. dollars based on the conversion rate in effect on December 31, 2018 of 6.52 DKK to one U.S. dollar.

(4)	Mr. Hawkins resigned as our President and Chief Executive Officer on July 11, 2018.
(5)
Ms. Villaverde served as our Vice President, Finance from January 1, 2018 until July 10, 2018 and as our interim Chief Financial Officer from July 11, 2018 until September 30, 2018. She resigned on October 26, 2018. Ms. Villaverde was not a named executive officer for 2017 or 2016 and, as a result, no amounts are reported for her for those years.

(6)	Certain amounts for 2016 and 2017 have been updated to not give effect to rounding. In addition, no annual bonuses were earned with respect to 2017.
(7)	Represents a one-time cash bonus that was paid to Ms. Villaverde in September 2018 in recognition of her service as our interim Chief Financial Officer.
(8)
The amounts reported in this column reflect the aggregate grant date fair value of restricted stock awards, RSUs and PSUs granted to our named executive officers in the applicable year. In 2018, each of our named executive officers other than Mr. Buhl was granted a restricted stock award and Mr. Buhl was granted RSUs. In addition, Messrs. Kennedy and Davies were each granted PSUs in 2018 in connection with his promotion or hire, as applicable. All amounts reported in this column for 2016 and 2017 reflect the aggregate grant date fair value of restricted stock awards granted to the named executive officer in the applicable year. The aggregate grant date fair value of all stock awards reported in this column was computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures, and, for the PSUs, using a Monte Carlo simulation model based the probable outcome of the performance conditions as of the date of grant. The aggregate grant date fair value of the PSUs assuming achievement of the maximum achievement of applicable performance conditions was $1,877,078 for Mr. Kennedy and $1,752,962 for Mr. Davies. For Mr. Hawkins, the amount reported in this column also includes the incremental fair value, computed in accordance with ASC Topic 718, associated with the modification of stock awards held by him in connection with his termination of employment ($8,231,473). The assumptions that we used in computing the foregoing amounts are described in Note 14 to the consolidated financial statements filed with our Annual Report on Form 10-K for the years ended December 31, 2018, December 31, 2017 and December 31, 2016.

(9)
The amount reported in this column reflects the aggregate grant date fair value of the stock option granted to Mr. Kennedy in connection with his promotion, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions that we used in computing this amounts are described in Note 14 to the consolidated financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2018.

(10)	The amounts reported in this column reflect the annual bonuses earned by our named executive officers in the applicable year.
(11)
The amounts reported in this column for 2018 for all of the named executive officers other than Mr. Buhl reflect 401(k) matching contributions and group life insurance premiums paid on behalf of our named executive officers. For Mr. Hawkins, the amount reported for 2018 also includes cash severance ($1,650,000) paid to him in connection with his termination of employment and the estimated cost of 18 months’ of Company-paid continued health coverage that will be provided to him ($36,415, based on the rates in effect during 2018), as described in further detail under the subsection titled “Separation Agreement with Mr. Hawkins” below. For Mr. Davies, the amount reported also includes $150,000 of relocation expenses that were reimbursed to him during 2018.For Mr. Buhl, the amount reported consists of the actual cost of the mobile phone provided to Mr. Buhl in 2018 ($394), the amount paid in respect of his car allowance in 2018 ($20,350), Company-paid insurance ($163), Company defined contribution pension contributions ($30,762) and Company ATP ($319).

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Grants of Plan-Based Awards Table
The table below sets forth the grants of plan-based awards granted to our named executive officers during 2018.

Name	Grant date	Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: Number of shares of stock or units (#)(3)	All other option awards: Number of securities underlying options (#)(4)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jonathan A. Kennedy	—	240,500	481,000	962,000	—	—	—	—	—	—	—
	1/2/2018	—	—	—	—	—	—	34,100	—	—	1,302,620
	7/11/2018	—	—	—	—	—	—	—	74,124	35.25	817,588
	7/11/2018	—	—	—	11,348	22,695	45,390	—	—	—	876,481
B. Drew Davies	—	56,250	112,500	225,000				—	—	—	—
	10/1/2018	—	—	—	11,923	23,845	47,690	—	—	—	938,539
	10/1/2018				—	—	—	23,845	—	—	850,074
Austin F. Noll	—	93,750	187,500	375,000	—	—	—		—	—	—
	1/2/2018	—	—	—	—	—	—	15,800	—	—	603,560
Leslie McDonnell		74,356	148,713	297,427	—	—	—		—	—	—
	2/12 /2018	—	—	—	—	—	—	16,836	—	—	500,000
Carsten Buhl		71,520	143,040	286,080	—	—	—		—	—	—
	2/19/2018	—	—	—	—	—	—	23,501	—	—	725,006
James B. Hawkins	—	412,500	825,000	1,650,000	—	—	—		—	—	—
	1/2/2018	—	—	—	—	—	—	111,300	—	—	4,251,660
		—	—	—	—	—	—		—	—	8,231,473 (6)
Sharon Villaverde	1/2/2018	—	—	—	—	—	—	1,570	—		59,974
	9/17/2018	—	—	—	—	—	—	7,430	—	—	250,020

(1)
The amounts reported in these columns reflect the threshold, target and maximum annual bonus opportunity for the applicable named executive officer for 2018. Mr. Kennedy’s annual bonus opportunity is based on a blend of his base salary and annual bonus opportunity prior to and following his promotion to President and Chief Executive Officer in July 2018. The annual bonus opportunity for Messrs. Davies and Buhl and Ms. O’Donnell is prorated to reflect the portion of the year during which the named executive officer was employed by us. No annual bonuses were paid to our named executive officers for 2018 performance, as described in further detail under “Compensation Discussion and Analysis – Annual Bonus” above.

(2)
The number of shares reported in these columns reflects the number of shares that may be earned by Mr. Kennedy or Mr. Davies, as applicable, in respect of the PSUs that were granted to them in 2018. The PSUs are eligible to be earned based on our TSR compared to our peer group over a performance period that began on the date the applicable PSUs were granted and ends on December 31, 2020. To the extent earned, the PSUs will vest on December 31, 2020, generally subject to the named executive officer’s continued employment with us through such date.

(3)
The number of shares reported in this column reflects the number of shares of restricted stock granted to each of our named executive officers other than Mr. Buhl, and the number of RSUs granted to Mr. Buhl, in 2018. The restricted stock awards granted to Messrs. Kennedy, and Noll are scheduled to vest as to 50% of the shares on the second anniversary of the date of grant and as to 25% of the shares on each of the third and fourth anniversaries of the date of grant, generally subject to the named executive officer’s continued employment with us through the applicable vesting date. The restricted stock award granted to Mr. Davies is scheduled to vest as to 25% of the shares on each of the first four anniversaries of the date of grant, generally subject to Mr. Davies’ continued employment with us through the applicable vesting date. The restricted stock award granted to Ms. McDonnell and the RSUs granted to Mr. Buhl were scheduled to vest in equal installments on each of the first two anniversaries of the date of grant.  In connection with their terminations of employment, the restricted stock awards held by Mr. Hawkins and Ms. McDonnell, and the RSUs held by Mr. Buhl, vested in full. The restricted stock granted to Ms. Villaverde was forfeited in connection with her termination of employment.

(4)
The number of shares reported in this column reflects the number of shares that are subject to the stock option that was granted to Mr. Kennedy in 2018. The stock option is scheduled to vest in equal annual installments on each of the first four anniversaries of the date of grant, generally subject to Mr. Kennedy’s continued employment with us through the applicable vesting date.

(5)
The amounts reported in this column reflect the aggregate grant date fair value of the stock or stock option award, as applicable, granted to the applicable named executive officer, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures, and, for the PSUs, using a Monte Carlo simulation model based on the probable outcome of the performance conditions as of the date of grant. See notes (7) and (8) to the Summary Compensation Table above.

(6)
The amount reported in this row reflects the incremental fair value, computed in accordance with ASC Topic 718, associated with the modification of stock awards held by Mr. Hawkins in connection with his termination of employment.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION
Outstanding Equity Awards at Fiscal Year-End Table
The table below sets forth the outstanding equity awards held by our named executive officers as of December 31, 2018.
Name	Option awards(1)					Stock awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Jonathan A. Kennedy	—	—	—	—	—	6,000(3)	204,180
	—	—	—	—	—	10,990(4)	373,990
	—	—	—	—	—	32,000(5)	1,088,960
	—	—	—	—	—	34,100(6)	1,160,423
	—	—	—	—	—			11,348(7)	386,173
	17,600	—	—	$22.50	1/1/2020	—	—	—	—
	—	74,124(8)	—	$35.25	7/11/2024	—	—	—	—
B. Drew Davies	—	—	—			23,845(9)	811,445	—	—
	—	—	—					11,923(7)	405,740
Austin F. Noll	—	—	—	—	—	3,125(3)	106,344	—	—
	—	—	—	—	—	5,825(4)	198,225	—	—
	—	—	—	—	—	16,000(5)	544,480	—	—
	—	—	—	—	—	15,800(6)	537,674	—	—
	14,250	—	—	$14.34	6/7/2019	—	—	—	—
	20,000	—	—	$22.50	1/1/2020	—	—	—	—
Leslie McDonnell	—	—	—	—	—	16,836(10)	573,098
Carsten Buhl	—	—	—	—	—	23,501(11)	799,739	—	—
	—	—	—	—	—	—	—	—	—
James B. Hawkins	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Sharon Villaverde	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—

(1)	All stock option awards were granted with a six-year term and with an exercise price that was equal to the closing price on the date of grant.
(2)
The amounts reported in this column reflect the market value of the applicable award based on the closing price of a share of our common stock on December 31, 2018 ($34.04). For this purpose, the PSUs held by Messrs. Kennedy and Davies are valued based on the threshold level of achievement of applicable performance conditions.

(3)
The number of shares reported reflects shares of restricted stock that were granted to the named executive on January 1, 2015 and were not vested as of December 31, 2018. These shares vested on January 1, 2019.

(4)
The number of shares reported reflects shares of restricted stock that were granted to the named executive on January 1, 2016 and were not vested as of December 31, 2018. 50% of these shares vested on January 1, 2019 and the remaining 50% of these shares are scheduled to vest on January 1, 2020, generally subject to the named executive officer’s continued employment with us through the applicable vesting date.

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(5)
The number of shares reported reflects shares of restricted stock that were granted to the named executive on January 1, 2017 and were not vested as of December 31, 2018. 50% of these shares vested on January 1, 2019 and the remaining shares are scheduled to vest in equal installments on January 1, 2020 and January 1, 2121, generally subject to the named executive officer’s continued employment with us through the applicable vesting date.

(6)
The number of shares reported reflects the number of shares of restricted stock granted to the named executive officer on January 2, 2018. These restricted stock awards are scheduled to vest as to 50% of the shares on the second anniversary of the date of grant and as to 25% of the shares on each of the third and fourth anniversaries of the date of grant, generally subject to the named executive officer’s continued employment with us through the applicable vesting date.

(7)
The number of shares reported reflects the number of shares that would be earned by Mr. Kennedy or Mr. Davies, as applicable, in respect of the PSUs that were granted to them in 2018 if the applicable performance conditions were achieved at threshold levels. The PSUs are eligible to be earned based on our TSR compared to a pre-established comparator group of companies over a performance period that began on the date the applicable PSUs were granted ends on December 31, 2020. To the extent earned, the PSUs will vest on December 31, 2020, generally subject to the named executive officer’s continued employment with us through such date. The number of shares that would be earned and eligible to vest based on achievement of applicable performance conditions at target and maximum levels is set forth in the Grants of Plan-Based Awards Table above.

(8)
The number of shares reported reflects the number of shares that are subject to the stock option that was granted to Mr. Kennedy in 2018. The stock option is scheduled to vest in equal annual installments on each of the first four anniversaries of the date of grant, generally subject to Mr. Kennedy’s continued employment with us through the applicable vesting date.

(9)
The number of shares reported reflects the number of shares of restricted stock granted to Mr. Davies on October 1, 2018. This restricted stock award.is scheduled to vest as to 25% of the shares on each of the first four anniversaries of the date of grant, generally subject to Mr. Davies’ continued employment with us through the applicable vesting date.

(10)
The number of shares reported reflects shares of restricted stock that were granted to Ms. McDonnell on February 12, 2018. These shares were scheduled to vest in equal annual installments on each of the first two anniversaries of the grant date. In connection with Ms. McDonnell’s termination of employment, these shares vested in full pursuant to the terms of her executive employment agreement with the Company.

(11)
The number of shares reported reflects the number of RSUs granted to Mr. Buhl on February 19, 2018. The RSUs were scheduled to vest in equal installments on each of the first two anniversaries of the grant date. In connection with Mr. Buhl’s termination of employment, these RSUs vested in full.

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Option Exercises and Stock Vested Table
The table below sets forth the number of shares acquired by our named executive officers on the exercise of stock options or the vesting of restricted stock, and the value realized by them in connection with such exercise or vesting.
Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Jonathan A. Kennedy	31,345	739,928	—	—
B. Drew Davies	—	—	—	—
Austin F. Noll	9,375	204,141	—	—
Leslie McDonnell	—	—	—	—
Carsten Buhl	—	—	—	—
James B. Hawkins	420,000	8,299,202	292,755	9,382,798
Sharon Villaverde	—	—	—	—

(1)
The value realized on exercise or vesting, as applicable, is equal to the number of shares of our common stock acquired on the exercise of the stock option or the number of shares of restricted stock hat vested, as applicable, multiplied by the closing price of our common stock on the exercise or vesting date.

Pension Benefits
We do not have any qualified or non-qualified defined benefit plans.
Nonqualified Deferred Compensation
We do not have any non-qualified defined contribution or other deferred compensation plans.

Potential Payments Upon a Termination or Change in Control
We have entered into employment agreements with each of our named executive officers who are currently employed by us that provide for severance payments and benefits upon certain terminations of employment, including following a change in control, subject to the named executive officer’s execution of an effective release of claims and continued compliance with an 18-month post-termination of employment employee non-solicitation restrictive covenant and other restrictive covenants. The severance payments and benefits that could become payable under these agreements are summarized below. As used in the summary below, the terms “cause,” “good reason,” and “change of control” have the meanings set forth in the applicable employment agreement.
Employment Agreement with Mr. Kennedy
Pursuant to his employment agreement with us, in the event that Mr. Kennedy’s employment terminates other than for cause, death or disability, he would be entitled to the following severance payments and benefits:
•	A lump sum payment equal to two times his annual base salary as then in effect, payable within 30 days following such termination;
•	Immediate vesting and, if applicable, exercisability of all equity awards, other than PSUs, held by Mr. Kennedy that are then outstanding;
•	Prorated vesting of PSUs based on actual relative TSR through the termination date and the period of time elapsed as of the termination date relative to the term of the PSUs; and
•	Up to 18 months of Company-paid group health coverage at the level provided at the time of termination for Mr. Kennedy and his eligible dependents.

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In the event that Mr. Kennedy’s employment terminates other than for cause, death or disability or Mr. Kennedy resigns for good reason, in each case, within 12 months following a change of control, he would be entitled to the following severance payments and benefits (without duplication of the amounts listed above):
•
A lump sum payment equal to two times the sum of his annual base salary and target annual bonus as then in effect or, if greater, as in effect immediately prior to our entering into the agreement providing for such change in control (or, if there is no agreement, immediately prior to the change in control), payable within 30 days following such termination;

•	Immediate vesting and, if applicable, exercisability of all equity awards, other than PSUs, held by Mr. Kennedy that are then outstanding;
•	Vesting of PSUs at 100% of target; and
•	Up to 24 months of Company-paid group health coverage at the level provided at the time of termination for Mr. Kennedy and his eligible dependents.
Employment Agreements with Mr. Davies
Pursuant to his employment agreement with us, in the event that Mr. Davies’ employment terminates other than for cause, death or disability, he would be entitled to the following severance payments and benefits:
•
Base salary continuation for 12 months following such termination, beginning on the latest payroll date that is within 70 days from the date of termination (with the first payment to include all amounts that would have been paid prior to such date);

•	Immediate vesting and, if applicable, exercisability of all restricted stock awards held by Mr. Davies that are outstanding on the date of termination; and
•	Up to 12 months of Company-paid group health coverage at the level provided at the time of termination for Mr. Davies and his eligible dependents.
In the event that Mr. Davies’ employment terminates other than for cause, death or disability or Mr. Davies resigns for good reason, in each case, within six months following a change of control, he would be entitled to the severance payments and benefits listed above, except that the base salary payment would be based on the amount in effect immediately prior to our entering into the agreement providing for such change of control (or, if there is no agreement, immediately prior to the change of control), if greater than his base salary in effect as of such termination, and he would also be entitled to receive an amount equal to his target annual bonus as then in effect or, if greater, as in effect immediately prior to our entering into the agreement providing for such change in control (or, if there is no agreement, immediately prior to the change in control).
Employment Agreements with Mr. Noll
Pursuant to his employment agreement with us, Mr. Noll would be entitled to the following severance payments and benefits in the event his employment terminates other than for cause, death or disability:
•
Base salary continuation for 12 months following such termination, beginning on the latest payroll date that is within 70 days from the date of termination (with the first payment to include all amounts that would have been paid prior to such date);

•	Immediate vesting and, if applicable, exercisability of all equity awards held by Mr. Noll that are outstanding on the date the release of claims becomes effective; and
•	Up to 12 months of Company-paid group health coverage at the level provided at the time of termination for Mr. Noll and his eligible dependents.
Mr. Noll would be entitled to receive the following severance payments and benefits in the event that his employment terminates other than for cause, death or disability or if he resigns for good reason, in each case, within 6 months following a change of control, except that the base salary payment would be based on the amount in effect immediately prior to our entering into the agreement providing for such change of control (or, if there is no agreement, immediately prior to the change of control), if greater than his base salary in effect as of such termination, and he would also be entitled to receive an amount equal to his target annual bonus as then in effect or, if greater, as in effect immediately prior to our entering into the agreement providing for such change in control (or, if there is no agreement, immediately prior to the change in control).
Termination for Cause, due to Death or Disability or Voluntary Resignation (other than for Good Reason)
Upon a termination of employment for cause, due to death or disability or due to a named executive officer’s voluntary resignation (other than for good reason within 12 months following a change of control), our named executive officer would only be eligible

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for any severance benefits payable in accordance with our policies for all employees as then in effect, which currently consist primarily of disability and group life insurance benefits.
Section 280G
Each named executive officer’s employment agreement, other than Mr. Buhl’s service agreement, provides that if the payments or benefits provided under such agreement or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code, the named executive officer will be entitled to receive (i) the amount of such payments or benefits reduced so that no portion of the payments or benefits would be subject to an excise tax under Section 4999 of the Code or (ii) the full amount of such payments and benefits, whichever results in the payment of the greater after-tax amount to the named executive officer.
Separation Agreement with Mr. Hawkins
Prior to his termination of employment in July 2018, Mr. Hawkins was party to an employment agreement with us that provided for severance payment and benefits in connection with, among other things, a termination of employment other than for cause, death or disability. In connection with his resignation on July 11, 2018, we entered into an agreement confirming the terms of his resignation that provided severance payments and benefits that were consistent with those payable under his employment agreement in connection with a without cause termination. In exchange for a release of claims, and Mr. Hawkins’ agreement to certain covenants regarding return of Company property, confidentiality and non-solicitation of our employees, we agreed to pay Mr. Hawkins a lump sum severance payment of $1,650,000, which equaled two years’ of his annual base salary, accelerated vesting and, if applicable, exercisability of all shares of restricted stock and stock options held by him, with such stock options remaining exercisable for 37 days following the effective date of the release of claims, and up to 18 months’ of Company-paid group health coverage for him and his eligible dependents at the level provided prior to termination.
Separation Agreement with Mr. Buhl
In connection with his termination of employment, the Company entered into a separation agreement with Mr. Buhl that provides him with continued base salary, car allowance and participation in the Company’s defined contribution pension scheme during a 12-month notice period beginning on his termination date. In addition, Mr. Buhl received an additional cash payment of $304,331 (with amounts paid in DKK converted to U.S. dollars as described in note (3) to the Summary Compensation Table above) and his initial RSU award became full vested in connection with his termination of employment.
Separation Agreement with Ms. McDonnell
In connection with her termination of employment, the Company entered into a separation agreement with Ms. McDonnell. In exchange for a release of claims, and Ms. McDonnell’s agreement to certain covenants regarding return of Company property, confidentiality and non-disparagement, we agreed to pay her, as required by her employment agreement, a lump sum payment equal to 12 months’ of her base salary ($325,000), a prorated annual bonus equal to 50% of her base salary ($162,500), and up to 12 months’ of Company-paid COBRA premiums. In addition, the restricted stock award granted to Ms. McDonnell in February 2018 became fully vested in connection with her termination of employment.
Ms. Villaverde
Ms. Villaverde resigned in October 2018. In connection with her resignation, she did not receive any severance payments or benefits.
Equity Awards
Our 2011 Stock Awards Plan provides that in connection with a change in control transaction, outstanding awards may be assumed or substituted for with equivalent awards by the successor or a parent or subsidiary thereof and, if an award is not assumed or substituted for with an equivalent award, it will become fully vest and, if applicable exercisable in connection with such a change in control transaction. The PSUs granted to Messrs. Kennedy and Davies provide for prorated accelerated vesting in the event of a termination of employment due to death or disability or a change in control based on performance through such date (or, in the event of a termination of employment due to death or disability, a date that is not more than 60 days thereafter) and the portion of the performance period then elapsed.

Beginning with awards granted in 2018, awards will vest in full upon a participant’s retirement after age 65 if the participant has accrued ten years of service with us. As of December 31, 2018, none of our named executive officers who are currently employed were eligible for this retirement vesting.

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Potential Payments Upon a Termination or Change in Control Table
The table below sets forth the amount of the cash severance payments, continued health coverage benefits and equity acceleration that each of our currently employed named executive officers would have been entitled to receive (1) upon a termination other than for cause, death or disability and (2) upon a termination of employment other than for cause, death or disability or a resignation for good reason within 12 months following a change in control (any of the foregoing, a “qualifying termination”), assuming that the qualifying termination and, if applicable, change in control occurred on December 31, 2018. The actual severance paid to Messrs. Hawkins and Buhl and Ms. McDonnell in connection with their terminations of employment is described above. Ms. Villaverde did not receive any severance in connection with her termination of employment.

Name	Cash Severance Payment ($)(1)	Continued Health Coverage ($)(2)	Acceleration of Equity Awards ($)(3)	Total Termination Benefits ($)(4)
Jonathan A. Kennedy
Qualifying termination	1,300,000	36,415	2,982,023	4,318,430
Qualifying termination within 12 months following a change in control	2,600,000	48,553	3,599,899	6,248,417
B. Drew Davies
Qualifying termination	450,000	24,277	811,446	1,285,722
Qualifying termination within 12 months following a change in control	742,500	24,277	901,606	1,668,383
Austin F. Noll
Qualifying termination	375,000	24,277	1,386,723	1,786,000
Qualifying termination within 12 months following a change in control	562,500	24,277	1,386,723	1,973,500
(1)
For Messrs. Kennedy, Davies and Noll, the amount reported in this column reflects the amounts payable under the named executive officer’s employment agreement, based on the named executive officer’s base salary and target annual bonus as in effect on December 31, 2018.

(2)	The amount reported in this column reflects the estimated cost of Company-paid group health coverage for the named executive officer based on the cost of such coverage as of December 31, 2018.
(3)
For Messrs. Kennedy, Davies and Noll, the amount reported in this column reflects the value of the unvested restricted stock held by the named executive officer on December 31, 2018, based on the closing price of a share of our common stock on that date of $34.03 per share. For Mr. Kennedy, the amount reported in this column also reflects the value of his PSUs, assuming target levels of performance and based on the closing price of our common stock on that same date and, with respect to the amount reported under a qualifying termination other than within 12 months following a change in control, prorated based on his service for 20% of the applicable performance period. No amount is included in respect of Mr. Kennedy’s unvested stock options because such options were out-of-the-money on December 31, 2018. For Mr. Davies, the amount reported under a qualifying termination other than within 12 months following a change in control reflects the value of his PSUs, assuming target levels of performance and based on the closing price of our common stock on December 31, 2018, prorated based on his service for 3 months out of the 27-month performance period. Mr. Davies would also be entitled to receive such accelerated PSU vesting upon a termination of employment due to his death or disability.

(4)
The amounts reported in this table do not include any potential reduction in payments or benefits that may be made in connection with a change in control or a qualifying termination thereafter as a result of Section 4999 of the Code.

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EXECUTIVE COMPENSATION AND OTHER INFORMATION
Pay Ratio Disclosure
As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees (other than our Chief Executive Officer) to the annual total compensation of our Chief Executive Officer. Under these rules, the median employee is only required to be identified once every three years if there have not been any changes in our employee population or compensation arrangements that we reasonably believe would significantly affect our pay ratio disclosure. There were no changes to our workforce or compensation arrangements during 2018 that we reasonably believe would significantly affect our pay ratio disclosure and, therefore, we did not re-identify our median employee for 2018.To identify our median employee for 2017, we first identified our total employee population as of December 20, 2017, which consisted of 2,089 employees, of which 1,391 were located in the United States and 698 were located outside of the United States.  As permitted under SEC rules, we then excluded all employees located in the following countries: Australia (12), Brazil (1), China (36), Spain (9), Finland (2), Hong Kong (3), India (2), Jordan (2), Lebanon (1), Mexico (2), Malaysia (1), Netherlands (3), Norway (2), New Zealand (1), Portugal (1), Sweden (4), Singapore (4) and South Africa (1). After excluding these employees, our employee population for purposes of identifying the median employee consisted of 2,002 employees, of which 1,391 were located in the United States and 611 were located outside of the United States. We then used base salary as our consistently applied compensation measure, converting compensation paid to non-U.S. employees using foreign exchange rates in effect on December 20, 2017, and annualized the compensation for employees hired after January 1, 2017 in order to identify our median employee.

Using this same median employee for 2018, to determine our pay ratio for 2018, we calculated this employee’s compensation for 2018 in accordance with SEC rules, which was $55,601. With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table in this proxy statement above for Mr. Kennedy, $2,278,434. If we adjusted Mr. Kennedy’s annual base salary as if he served as our CEO for a full year (to $650,000) his adjusted annual total compensation for 2018, with no additional changes to the other amounts included in the Summary Compensation Table for 2018 above, would be $2,356,434.  After giving effect to these adjustments, Mr. Kennedy’s adjusted annual total compensation for 2018 would be approximately 42 times that of our median employee

Accordingly, we estimate that the ratio of the annual total compensation of our Chief Executive Officer for 2018 to the median of the annual total compensation of all of our employees for 2018 (other than our Chief Executive Officer) for 2018 was 42-to-1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

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Director Compensation
In accordance with our non-employee director compensation program, each of our non-employee directors receives an annual cash retainer and an annual equity award in connection with his or her services as a director. Our employee directors do not receive any additional compensation for service on the Board. The compensation paid to our employee directors during 2018, Messrs. Kennedy and Hawkins, in respect of their services as employees is reported in the Summary Compensation Table above.
Our Compensation Committee reviewed our non-employee director compensation program and did not make any changes for 2018. In 2018, each non-employee director received a cash retainer for his or her service in accordance with the following schedule, in each case, prorated for partial years of service and payable in equal quarterly installments:
Type of Retainer	Amount of Retainer
Board Retainer	$60,000
Additional Retainer for Committee Chairs
Audit Committee	$20,000
Compensation Committee	$10,000
Quality & Compliance Committee	$10,000
Nominating & Governance Committee	$7,500
Additional Retainer for Committee Member
Audit Committee	$15,000
Compensation Committee	$10,000
Quality & Compliance Committee	$10,000
Nominating & Governance Committee	$6,000
Additional Retainer for Board Chair	$75,000

In accordance with our non-employee director compensation program, each non-employee director who continues in office or is elected at an annual shareholder meeting is granted shares of restricted stock having a fair market value on the date of grant equal to $150,000. These shares of restricted stock vest on the one-year anniversary of the date of grant, generally subject to the non-employee directors service to the Board through such date. Under our stock ownership guidelines, our non-employee directors are required to hold stock having a value equal to five times their annual retainer following the completion of a five-year phase-in period.
Director Compensation Table
The table below sets forth the compensation earned by our non-employee directors in 2018 in respect of their service to the Board.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Total ($)
Robert A. Gunst	147,250	149,992	297,242
Kenneth E. Ludlum	112,000	149,992	261,992
Barbara R. Paul	129,000	149,992	278,992
Joshua H. Levine(1)	42,500	149,992	192,492
Lisa W. Heine(1)	38,000	149,992	187,992
William M. Moore(2)	47,500	—	47,500
Doris E. Engibous(2)	49,250	—	49,250

(1)
Mr. Levine and Ms. Heine were elected to the Board at our 2018 Annual Meeting. Their cash compensation reflects the cash compensation they received for the portion of 2018 during which they were directors.

(2)	Mr. Moore and Ms. Engibous no longer serve on the Board. Their cash compensation reflects the cash compensation they received for the portion of 2018 during which they were directors.

48	Natus Medical Incorporated | 2019 Proxy Statement

EXECUTIVE COMPENSATION AND OTHER INFORMATION

(3)
The amounts reported in this column reflect the aggregate grant date fair value of restricted stock awards granted to our non-employee directors in 2018, which was computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions that we used in computing these amounts are described in Note 14 to the consolidated financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2018. As of December 31, 2018.  Mr. Gunst held options to purchase 8,000 shares of our common stock and each of our current non-employee directors held 4,132 unvested shares of restricted stock.

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PROPOSAL 4 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
PROPOSAL 4 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Our Compensation Committee believes that the most effective executive compensation program is one that is designed to reward achievement and that aligns executives’ interests with those of shareholders by rewarding performance, with the ultimate objective of improving shareholder value. The Compensation Committee also seeks to ensure that we maintain our ability to attract and retain superior employees in key positions and that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of a selected group of our peer companies and the broader marketplace from which we recruit and compete for talent.
We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 28, which describes in more detail how our executive compensation policies and procedures are designed and operate to achieve our compensation and strategic objectives, as well as the “Summary Compensation Table” and other related compensation tables and narrative appearing on pages 38 through 49. The Compensation Committee and the Board believe that the policies, procedures, and compensation programs described in these sections have contributed to the Company’s long-term performance.
We are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 28 to 49 of this proxy statement, is hereby approved by shareholders.”
While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers. Our current policy is to provide our shareholders with an opportunity to approve the compensation of our named executive officers each year at the annual meeting. It is expected that the next such vote will occur at the 2020 annual meeting.

50	Natus Medical Incorporated | 2019 Proxy Statement

PROPOSAL 5 – AUDIT MATTERS
AUDIT MATTERS
PROPOSAL 5 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed KPMG LLP, an independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2019.
Shareholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by applicable law, our Restated Certificate of Incorporation, our Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider retaining KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Natus and its shareholders.
Representatives of KPMG LLP are expected to attend the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they so desire.
KPMG has been our independent registered public accounting firm since 2014, serving in that capacity and reporting on our consolidated financial statements and the effectiveness of our internal controls over financial reporting continuously through the 2019 fiscal year.
The Audit Committee maintains oversight over KPMG by holding regular private sessions with KPMG, performing annual evaluations, reviewing KPMG’s proposed audit scope, approach and independence, obtaining, on a periodic basis, a statement from the independent auditors regarding the relationships and services with us that may affect independence, discussing the financial statements and audit findings, including any significant adjustments and new accounting policies, and being directly involved in the selection of new lead audit partners pursuant to SEC rules requiring that a new lead audit partner be designated in the normal course every five years to bring a fresh perspective to the audit engagement. A new partner was so designated in advance of the 2019 audit year.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Fees Paid to Principal Accountants. During 2017 and 2018, KPMG was retained to provide services in the following categories and amounts:

	2018	2017
	(in millions)
Audit Fees	$3,489,689	$3,058,102
Audit-Related Fees	3,441	70,345
Tax Fees	79,828	35,024
All Other Fees	0	1,780
Audit Fees. Amounts paid under “Audit Fees” include aggregate fees for the audit of our consolidated financial statements and the effectiveness of internal controls over financial reporting, the three quarterly reviews of the Company’s reports on Form 10-Q and other SEC filings, and services in connection with statutory and regulatory filings.
Audit-Related Fees. Amounts paid under “Audit-Related Fees” were for miscellaneous audit and consulting services.
Tax Fees. Amounts paid under “Tax Fees” in 2018 were for tax compliance ($37,875) and other tax services (including tax planning and tax advice) ($41,953), and in 2017 were for tax compliance ($19,697) and other tax services (including tax planning and tax advice) ($15,327).
All Other Fees. Amounts paid under “All Other Fees” in 2018 and 2017 included fees for online research tools.

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Pre-Approval of Services.  The Audit Committee is responsible for pre-approving audit and non-audit services provided by our independent registered public accounting firm (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible) in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has the sole authority to approve all audit engagement fees and terms and all non-audit engagements. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis. All audit and non-audit services performed by KPMG in 2018 and 2017 were approved by the Audit Committee.
AUDIT COMMITTEE REPORT
The Audit Committee is comprised of two (to be updated) directors who are independent under the applicable rules of the Nasdaq Stock Market and the Securities and Exchange Commission. The Audit Committee assists the Board in its oversight of the Company’s financial reporting process and administration of corporate policy in matters of accounting and control.
The Board has adopted a written Audit Committee Charter. As stated in the charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements. The Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and (ii) the report of the Company’s independent auditors with respect to such financial statements. The Company’s accounting and financial reporting principles and internal controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations.
The Audit Committee appoints the independent auditors and periodically reviews their performance and independence from management, and pre-approves all audit and non-audit services provided by the independent auditors. The Audit Committee functions as the liaison with the independent auditors, who are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
In the performance of its oversight function, the Audit Committee has done the following:
•	Reviewed and discussed the audited financial statements with management and the independent auditors;
•	Discussed with the independent auditors any matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees; and
•
Received and discussed the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent auditor’s communications with the Audit Committee concerning independence; and

•	Discussed with the independent auditors the firm’s independence.
Based upon the review and discussions described above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the Securities and Exchange Commission.
The Audit Committee:
Kenneth E. Ludlum (Chair)
Alice D. Schroeder
Thomas J. Sullivan
Robert A. Gunst (until the 2019 Annual Meeting)

This report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference.

52	Natus Medical Incorporated | 2019 Proxy Statement

Other

Deadline for Receipt of Shareholder Proposals and Director Nominations for the 2020 Annual Meeting
Proposals for Inclusion in Proxy Materials. In order for a shareholder proposal to be eligible for inclusion in our proxy statement for the 2020 annual meeting, the written proposal must be received by the Corporate Secretary of the Company at its principal executive offices at the address below no later than                       , 2019 and must comply with the requirements of the Rule 14a-8 under the Exchange Act.
Director Nominations for Inclusion in Proxy Materials. Under the Company’s proxy access right, a shareholder, or a group of up to 20 shareholders, owning at least 3% of our outstanding shares continuously for at least three years, is permitted to nominate up to the greater of two directors or 20% of the Board for inclusion in our proxy statement, provided that the shareholder(s) and the nominee(s) satisfy the requirements in our Bylaws. In order for a shareholder to nominate a director for election to the Board for inclusion in our proxy statement for the 2020 annual meeting, written notice must be received by the Corporate Secretary of the Company at its principal executive offices at the address below no earlier than             , 2019 and no later than             , 2019. However, if the date of the 2020 annual meeting is a date that is not within 30 calendar days before or after June 5, 2020 (the anniversary date of the Annual Meeting), written notice must be received by the later of 180 days prior to the date of the 2020 annual meeting or the close of business on the 10th calendar day after the day on which public disclosure of the date of the 2020 annual meeting is made. Other specifics regarding the content of the notice and certain other eligibility and procedural requirements, can be found in Section 2.13 of Article 2 of our Bylaws.
Proposals and Director Nominations Not Intended for Inclusion in Proxy Materials. In order for a shareholder to present a proposal or nominate a director for election to the Board at our 2020 annual meeting, but not have such proposal or nomination included in the proxy statement for our 2020 annual meeting, written notice of the proposal or director nomination(s) must be received by the Corporate Secretary of the Company at its principal executive offices at the address below no later than April 6, 2020. However, if the date of the 2020 annual meeting is a date that is not within 30 calendar days before or after June 5, 2020 (the anniversary date of the Annual Meeting), written notice must be received within a reasonable time before we begin the solicitation of proxies for the 2020 annual meeting. Other specifics regarding the notice procedures, including the required content of the notice, can be found in Section 2.3 of Article 2 (with respect to shareholder proposals) and Section 2.13 of Article 2 (with respect to director nominations) of our Bylaws.
Our Bylaws require that a shareholder must provide certain information concerning the proposing person, the nominee and the proposal, as applicable. Nominations and proposals not meeting the requirements set forth in our Bylaws will not be entertained at the 2020 annual meeting. Shareholders should contact the Corporate Secretary of the Company in writing at 6701 Koll Center Parkway Suite 120, Pleasanton, CA 94566 to obtain additional information as to the proper form and content of shareholder nominations or proposals.
Directors and Officers Indemnification. Pursuant to our Bylaws, we indemnify our directors and officers to the fullest extent permitted by law. We have also entered into indemnification agreements with each of our directors and executive officers that contractually commit us to provide this indemnification to him or her.
Section 16(a) Beneficial Ownership Reporting Compliance. To our knowledge, all reports that were required to be filed during 2018 by our executive officers, directors and beneficial owners of more than 10% of our common stock under Section 16 of the Exchange Act were filed on a timely basis.
Related Persons Transactions. Under the Audit Committee charter, the Audit Committee is responsible for reviewing and approving or ratifying all transactions with related persons that are required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the SEC. Related persons include our executive officers and directors, nominees for directors, 5% or more beneficial owners of our common stock, and immediate family members of these persons. Transactions involving amounts paid by Natus or its subsidiaries in excess of $120,000 and in which the related person has a direct or indirect material interest are referred to as “related person transactions.” The Audit Committee will generally consider all relevant factors when determining whether to approve or ratify a related person transaction.
Additional Information.  Our Bylaws, Board Governance Guidelines and charters of each of the Audit Committee, Compensation Committee, Nominating & Governance Committee, and Compliance & Quality Committee are posted on our website at www.natus.com under “Investors - Governance.” Our Code of Business Conduct and Ethics (applicable to all of the Company’s employees, executive officers and directors) is posted at www.natus.com under “Governance.”
Annual Report on Form 10-K. The Company will furnish without charge to each person whose proxy is solicited, upon the written request of such person, a copy of the 2018 Annual Report as filed with the SEC, including the financial statements and financial statement schedules (upon request, exhibits thereto will be furnished subject to payment of a specified fee). Requests for copies of such report should be directed to: Natus Medical Incorporated Attention: Corporate Secretary, 6701 Koll Center Parkway Suite 120, Pleasanton, CA 94566.

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Delivery of Proxy Materials. We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, shareholders of record who have the same address and last name and did not receive a Notice or otherwise receive their Proxy Materials electronically will receive only one copy of the Proxy Materials unless we receive contrary instructions from one or more of such shareholders. Upon oral or written request, we will deliver promptly a separate copy of the Proxy Materials to a shareholder at a shared address to which a single copy of the Proxy Materials was delivered. If you are a shareholder of record at a shared address to which we delivered a single copy of the Proxy Materials and you desire to receive a separate copy of the Proxy Materials for the Annual Meeting or for our future meetings, or if you are a shareholder at a shared address to which we delivered multiple copies of the Proxy Materials and you desire to receive one copy in the future, please submit your request to Broadridge ICS, either by calling toll-free 800-542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Upon such request, we will promptly deliver a separate copy of the annual report and/or, as applicable, the proxy materials to any shareholder at a shared address to which we delivered a single copy of any of the materials. Any shareholders who share the same address and currently receive multiple copies of our proxy materials or annual report who wish to receive only one copy in the future can contact their broker, trustee or other nominee to request information about householding.
By Order of the Board,
William Hill
General Counsel
ALL SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES PROMPTLY

54	Natus Medical Incorporated | 2019 Proxy Statement

 Signature [PLEASE SIGN WITHIN BOX]  Date        Signature (Joint Owners)  Date          TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:    KEEP THIS PORTION FOR YOUR RECORDS  DETACH AND RETURN THIS PORTION ONLY  THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  E75265-P24174  Please indicate if you plan to attend this meeting.  For address changes and/or comments, please check this box and write them on the back where indicated.  NOTE: Transaction of such other business as may properly come before the meeting or any adjournment thereof.  Advisory approval of the Company's named executive officer compensation; andTo ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.  Amendment to our Restated Certificate of Incorporation to declassify the Board of Directors;Amendment to our Restated Certificate of Incorporation to eliminate cumulative voting;Election of directors of the Company to serve until either the 2022 annual meeting (if Proposal 1 is not adopted) or the 2020 annual meeting (if Proposal 1 is adopted) and, in either case, until their respective successors are duly elected and qualified.  Nominees:3a. Jonathan A. Kennedy3b. Thomas J. Sullivan 3c. Alice D. Schroeder  The Board of Directors recommends you vote FOR For Against Abstain proposals 1, 2, 3, 4 and 5.  For Against Abstain  ! ! !! ! !  ! !Yes No  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.  NATUS MEDICAL INCORPORATED  NATUS MEDICAL INCORPORATED C/O BROADRIDGEP.O. BOX 1342 BRENTWOOD, NY 11717    ! ! !! ! !  ! ! !! ! !! ! !!  VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

 Address Changes/Comments:           Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.  E75266-P24174  NATUS MEDICAL INCORPORATEDThis proxy is solicited on behalf of the Board of Directors Annual Meeting of StockholdersJune 5, 2019 8:00 A.M., PTThe stockholder(s) hereby appoint(s) Jonathan A. Kennedy and Drew Davies, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of NATUS MEDICAL INCORPORATED that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, June 5, 2019, at 8:00 a.m., PT, at 5995 Pacific Mesa Court, San Diego, California 92121 and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)Continued and to be signed on reverse side